UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.            )

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RED HAT, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 25, 2010

Dear Red Hat Stockholders,

It is my pleasure to invite you to Red Hat’s 2010 Annual Meeting of Stockholders. This year’s meeting will be held on Thursday, August 12, 2010, at 9:00 a.m., at our corporate headquarters, 1801 Varsity Drive, Raleigh, North Carolina 27606. I hope you will be able to attend. You will find details regarding the meeting and the business to be conducted in the accompanying Notice of 2010 Annual Meeting of Stockholders and Proxy Statement.

This year we are pleased to again furnish our proxy materials via the Internet. Providing our materials to stockholders electronically allows us to leverage technology to conserve natural resources and reduce our printing and mailing costs related to the distribution of the proxy materials. As a result, we are mailing to stockholders a Notice of Internet Availability of Proxy Materials for the Stockholder Meeting which contains instructions on how to access those documents over the Internet. Stockholders who wish to receive paper copies of the proxy materials may do so by following the instructions on the Notice of Internet Availability of Proxy Materials.

Your vote is important to us. Whether or not you plan to attend the 2010 Annual Meeting, we hope you will vote as soon as possible. You may vote by telephone, over the Internet or, if you received paper copies of the proxy materials, by mail.

Thank you for your ongoing support of Red Hat.

Sincerely,

James M. Whitehurst President and Chief Executive Officer

RED HAT, INC.

1801 Varsity Drive

Raleigh, North Carolina 27606

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	9:00 a.m. on Thursday, August 12, 2010

PLACE	Red Hat’s corporate headquarters located at 1801 Varsity Drive, Raleigh, North Carolina 27606

ITEMS OF BUSINESS

1.      To elect two members to the Board of Directors, each to serve for a three-year term as a Class II director

2.      To ratify the selection of PricewaterhouseCoopers LLP as Red Hat’s independent registered public accounting firm for the fiscal year ending February 28, 2011

3.      To transact such other business as may properly come before the 2010 Annual Meeting and any adjournments thereof

ADJOURNMENTS AND POSTPONEMENTS	Any action on the items of business described above may be considered at the 2010 Annual Meeting or at any time and date to which the 2010 Annual Meeting may be properly adjourned or postponed.

RECORD DATE	Stockholders of record at the close of business on June 16, 2010 are entitled to notice of, and to vote at, the 2010 Annual Meeting and at any adjournments or postponements thereof.

INSPECTION OF LIST OF STOCKHOLDERS OF RECORD	A list of stockholders of record will be available for inspection at our corporate headquarters located at 1801 Varsity Drive, Raleigh, North Carolina 27606, during ordinary business hours during the ten-day period before the 2010 Annual Meeting.

VOTING	Whether or not you plan to attend the 2010 Annual Meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet as described in the proxy materials. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy in the pre-paid envelope provided.

By Order of the Board of Directors

Michael R. Cunningham Secretary

Raleigh, North Carolina

June 25, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2010 ANNUAL MEETING TO BE HELD ON AUGUST 12, 2010: THIS PROXY STATEMENT, THE ACCOMPANYING PROXY CARD AND RED HAT’S ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT WWW.PROXYVOTING.COM/RHT

PROXY STATEMENT

FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

ON AUGUST 12, 2010

PROXY STATEMENT

FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

ON AUGUST 12, 2010

INTRODUCTION

This Proxy Statement for Red Hat’s 2010 Annual Meeting of Stockholders (“Proxy Statement”) is furnished in connection with a solicitation of proxies by the Board of Directors (“Board”) of Red Hat, Inc., to be used at our 2010 Annual Meeting of Stockholders (“Annual Meeting”) to be held at the corporate headquarters of Red Hat, Inc. at 1801 Varsity Drive, Raleigh, North Carolina 27606 on Thursday, August 12, 2010, at 9:00 a.m. local time, and at any adjournments or postponements thereof. This Proxy Statement and the accompanying materials (or a Notice of Internet Availability of Proxy Materials) are being mailed to stockholders on or about June 30, 2010.

When we use the terms “Red Hat,” “the Company,” “we,” “us,” and “our,” we mean Red Hat, Inc., a Delaware corporation.

GENERAL INFORMATION CONCERNING THE ANNUAL MEETING

Why am I receiving these materials?

We have made these proxy materials available to you over the Internet, or have delivered paper copies of these materials to you by mail, in connection with the solicitation of proxies for our Annual Meeting. These materials include information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission (“SEC”) and are designed to assist you in voting on the matters presented at the Annual Meeting. Stockholders of record as of the close of business on June 16, 2010 may attend the Annual Meeting and are entitled and requested to vote on the proposals described in this Proxy Statement.

What is included in the proxy materials?

The proxy materials include our Proxy Statement for the Annual Meeting, our 2010 Annual Report which includes our Annual Report on Form 10-K for the fiscal year ended February 28, 2010 (“Fiscal 2010”) and, if you receive a paper copy of these materials, a proxy card or voting instruction card. If you received a Notice of Internet Availability of Proxy Materials, please see “Why did I receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials?” below.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials?

You may receive a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) instead of a paper copy of the proxy materials. The Notice of Internet Availability describes how to access the proxy materials over the Internet and request paper copies of the materials via mail. We will begin mailing the Notices of Internet Availability on or about June 30, 2010 to stockholders who are eligible to vote at the Annual Meeting.

Who is eligible to vote at the Annual Meeting?

If your Red Hat common stock is registered in your name in the records of our transfer agent, BNY Mellon Shareowner Services (“BNY Mellon”), as of the close of business on June 16, 2010, you are a “stockholder of record” for purposes of the Annual Meeting and are eligible to attend and vote. If you hold shares of our common stock indirectly through a broker, bank or similar institution, you are not a stockholder of record, but instead hold your shares in “street name” and the record owner of your shares is your broker, bank or similar institution. Instructions on how to vote shares held in street name are described under “How do I vote my shares?” below.

How many votes do I have?

You will have one vote for each share of our common stock owned by you, as a stockholder of record or in street name, at the close of business on June 16, 2010.

What am I being asked to vote on at the Annual Meeting?

You are being asked to vote on:

•	Item 1: the election of two directors to our Board, each to serve a three-year term as a Class II director; and

•	Item 2: the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending February 28, 2011 (“Fiscal 2011”).

How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR the election of the two nominees for director named in this Proxy Statement; and

•	FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for Fiscal 2011.

Other than the items listed in the Proxy Statement, what other business will be addressed at the Annual Meeting?

We know of no other matters that may be properly presented at the meeting. However, by giving your proxy you appoint the persons named as proxies as your representatives at the Annual Meeting. If other matters are properly introduced at the Annual Meeting, the proxy holders are authorized to vote your shares in their discretion.

How do I vote my shares?

For stockholders of record:    If you are eligible to vote at the Annual Meeting and are a stockholder of record, you may submit your proxy or cast your vote in one of four ways:

•

By Internet—If you have Internet access, you may submit your proxy by following the instructions provided in the Notice of Internet Availability, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card.

•

By Telephone—You can also submit your proxy by telephone by following the instructions provided in the Notice of Internet Availability, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card.

•	By Mail—If you received your proxy materials by mail, you may submit your proxy by completing the enclosed proxy card, signing and dating it and returning it in the pre-paid envelope we have provided.

•	In Person at our Annual Meeting—You can vote in person at our Annual Meeting. You must present an acceptable form of identification, such as a driver’s license, in order to gain admittance.

For holders in street name:    If you hold your shares in street name and, therefore, are not a stockholder of record, you will need to follow the specific voting instructions provided to you by your broker, bank or other similar institution. If you wish to vote your shares in person at our Annual Meeting, you must obtain a valid proxy from your broker, bank or similar institution, granting you authorization to vote your shares. In order to attend and vote your shares held in street name at our Annual Meeting, you will need to hand in the valid proxy from your broker, bank or similar institution, along with a signed ballot that you can request at the meeting. You will not be able to vote these shares at the Annual Meeting without a valid proxy from your broker, bank or similar institution and a signed ballot.

Can I change or revoke my proxy?

For stockholders of record:    Yes. A proxy may be changed or revoked at any time prior to the voting at the Annual Meeting by submitting a later-dated proxy (including a proxy via the Internet or by telephone) or by giving written notice to our President or Corporate Secretary. You may also attend the Annual Meeting and vote your shares in person.

For holders in street name:    Yes. You must follow the specific voting instructions provided to you by your broker, bank or other similar institution to change or revoke any instructions you have already provided to them.

If I submit a proxy by Internet, telephone or mail, how will my shares be counted?

If you submit your proxy by one of these methods, and you do not subsequently revoke your proxy, your shares of common stock will be voted in accordance with your instructions.

If you sign, date and return your proxy card but do not provide specific voting instructions, your shares of common stock will be voted FOR the election of the two nominees for director named in this Proxy Statement and FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for Fiscal 2011. If any other matter properly comes before our Annual Meeting, the proxy holders will vote your shares in their discretion.

What is “broker discretionary voting”?

If you hold your shares in street name, your broker, bank or other similar institution may be able to vote your shares without your instructions depending on whether the matter being voted on is “discretionary” or “non-discretionary.” In the case of a discretionary matter (for example, the ratification of the independent registered public accounting firm), your broker is permitted to vote your shares of common stock if you have not given voting instructions. In the case of a non-discretionary matter (for example, the election of directors), your broker cannot vote your shares on these matters if you have not given voting instructions. A “broker non-vote” occurs when your broker submits a proxy for the Annual Meeting with respect to discretionary matters, but does not vote on non-discretionary matters because you did not provide voting instructions on these matters. Therefore, it is important that you provide specific voting instructions regarding election of directors to your broker, bank or similar institution.

I understand that a quorum is required in order to conduct business at the Annual Meeting. What constitutes a quorum?

A majority of all of our outstanding shares of common stock entitled to vote at the Annual Meeting, in person or represented by proxy, constitutes a quorum at the Annual Meeting. As of June 16, 2010, the record date for the Annual Meeting, there were 188,750,156 shares of common stock outstanding and entitled to vote. If you submit a properly executed proxy by mail, telephone or the Internet, you will be considered a part of the quorum. In addition, abstentions and broker non-votes will be counted for purposes of establishing a quorum. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

What is required to approve the proposals submitted to a vote at the Annual Meeting?

At this Annual Meeting each director will be elected by the vote of the majority of the votes cast with respect to the director nominee. This means to elect the director nominee, the number of shares voted “For” the director nominee must exceed the number of shares voted “Against” the director nominee. Abstentions and broker non-votes will not be considered votes cast.

The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting is required to approve ratification of the selection of the independent registered public accounting firm and any other matters that properly come before the Annual Meeting. Abstentions will be considered to have been voted and will have the same effect as “Against” votes. Broker non-votes will not be considered to have been voted.

How can I obtain a proxy card or voting instruction form?

If you lose, misplace or otherwise need to obtain a proxy card or a voting instruction form, please follow the applicable procedure below.

For stockholders of record:        Please contact BNY Mellon at 1-888-313-0164.

For holders in street name:        Please contact your account representative at your broker, bank or other similar institution.

Who counts the votes?

Votes are counted by BNY Mellon, our transfer agent and registrar, and are then certified by a representative of BNY Mellon appointed by the Board to serve as our Inspector of Election.

How can I obtain directions to the Annual Meeting?

You may contact Red Hat Investor Relations at 919-754-3700.

Who pays for the expenses of this proxy solicitation?

Red Hat will bear the entire cost of this proxy solicitation, including the preparation, printing and mailing of our proxy materials and the proxy card. We may also reimburse brokerage firms and other persons representing stockholders who hold their shares in street name for reasonable expenses incurred by them in forwarding proxy materials to such stockholders. In addition, certain directors, officers and regular employees, without additional remuneration, may solicit proxies by personal interviews, telephone, facsimile, email and other methods of electronic communication.

Where can I find vote results after the Annual Meeting?

We are required to publish final vote results in a Current Report on Form 8-K to be filed with the SEC within four business days after our Annual Meeting.

How can I obtain more information about Red Hat?

Copies of this Proxy Statement and our Annual Report on Form 10-K are available online at www.proxyvoting.com/rht or at www.redhat.com under “Company—Company Profile—Investor Relations—SEC Filings and Financial Information.”

ITEM NO. 1—ELECTION OF DIRECTORS

Our Board currently consists of nine directors divided into three classes. One class of directors is elected annually, and each class serves for a term of three years. The term of the Class II directors will expire at this Annual Meeting. The class makeup of the Board is as follows:

Class	Directors	Term Expires
I	Micheline Chau, Marye Anne Fox and Donald H. Livingstone	2012
II	Jeffrey J. Clarke, General H. Hugh Shelton (U.S. Army Retired) and Matthew J. Szulik	2010
III	Narendra K. Gupta, William S. Kaiser and James M. Whitehurst	2011

Matthew J. Szulik, our Chairman and a member of our Board since November 1999, is a Class II director. As previously announced, Mr. Szulik has resigned from the Board effective as of the date of the Annual Meeting and will not stand for re-election. The Board is currently in the process of identifying potential candidates to fill the vacancy created by Mr. Szulik’s resignation. This vacancy may be filled by majority vote of the remaining directors.

Criteria for Evaluating Candidates for Service on Our Board

The Nominating and Corporate Governance Committee of our Board is responsible for identifying and evaluating candidates for service on our Board and recommending proposed director nominees to the full Board for consideration. Our Corporate Governance Guidelines describe the criteria used to select candidates for service on our Board:

•	Nominees should have a reputation for integrity, honesty and adherence to high ethical standards.

•

Nominees should have demonstrated business acumen, experience and ability to exercise sound judgment in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company.

•	Nominees should have a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board and its committees.

•

Nominees should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders.

•

Nominees should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all the Company’s stockholders and to fulfill the responsibilities of a director.

•

Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law. The value of diversity on the Board should be considered.

•	Nominees should normally be able to serve for at least five years before reaching the age of 75.

The Corporate Governance Guidelines state that the Nominating and Corporate Governance Committee’s review of a nominee’s qualifications will include consideration of diversity, age, skills and professional experience in the context of the needs of the Board. While the Company has no formal diversity policy that applies to the consideration of director candidates, the Nominating and Corporate Governance Committee believes that diversity includes not just race and gender but differences of viewpoint, experience, education, skill and other qualities or attributes that contribute to Board heterogeneity.

In addition, the Nominating and Corporate Governance Committee believes it is important to select directors from various backgrounds and professions in an effort to ensure that the Board as a group has a broad range of experiences to enrich discussion and inform its decisions. Consistent with this philosophy, the Nominating and Corporate Governance Committee believes that each director should possess at least two of the following attributes:

•

Senior Leadership Experience. Nominees who have served in senior leadership positions provide special insight and guidance. We seek candidates who possess proven leadership qualities and the ability to identify and develop those qualities in others. They also bring a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth.

•

Public Company Board Experience. Nominees who have served on other public company boards offer advice and insights with regard to the dynamics and operation of a board of directors, the relations of a board with senior management and oversight of a changing mix of strategic, operational and compliance-related matters.

•

Financial Expertise. Nominees who have knowledge of financial markets, financing and funding operations and accounting and financial reporting processes assist us in understanding, advising and overseeing our capital structure, financing and investing activities, financial reporting and internal controls.

•

Industry Expertise. Nominees with experience in the information technology industry help us to analyze our research and development efforts, competing technologies, the various products and processes that we develop and the market segments in which we compete.

•

Technology and Education Expertise. Nominees with backgrounds in technology and education support our efforts to provide technical educational services and spur innovation, investment in technology and development of new ideas.

•

Global Expertise. As a global organization with offices in over 65 countries, nominees with global expertise bring useful business and cultural perspectives that relate to many significant aspects of our business.

Nominees for Election to the Board of Directors

The Board has nominated two Class II directors, Jeffrey J. Clarke and H. Hugh Shelton, for three-year terms ending in 2013. Each nominee indicated an intention to serve if elected and will hold office for his term and until a successor has been elected and qualified or until his earlier resignation or removal. In the event that any of the nominees should be unable or unwilling to serve, proxies may be voted for the election of some other person or for fixing the number of directors at a lesser number. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Set forth below is a brief biography for each nominee and a description of the key attributes that the Board considered in recommending each nominee for re-election.

Jeffrey J. Clarke, 48

President and CEO of Travelport, Inc.

Director since November 2008

Mr. Clarke has served as the President and CEO of Travelport, Inc. since April 2006 and as a member of its board of directors since May 2006. From April 2004 until April 2006, Mr. Clarke was the Chief Operating Officer of CA, Inc. (formerly Computer Associates), an information technology company, where he was responsible for sales, services, business development, partnership alliances and finance and information technology. From May 2002 through November 2003, Mr. Clarke was the Executive Vice President of Global Operations of Hewlett-Packard Company, an information technology company. Mr. Clarke currently serves as Chairman of the Board of Orbitz Worldwide Ltd. (NYSE:OWW), a global online travel company, and as a director of UTStarcom, Inc. (NASDAQ:UTSI), a provider of IP-based networking and telecommunications solutions. Mr. Clarke’s experience as an executive at large global technology companies brings to our Board senior leadership experience and industry and global expertise.

General H. Hugh Shelton, 68

U.S. Army (Retired) and Former Chairman of the Joint Chiefs of Staff

Director since April 2003 and Lead Director since March 2008

General Shelton has served as the Director of the General H. Hugh Shelton Leadership Program at North Carolina State University since January 2002 in addition to serving as a board member and advisor to a number of entities. From January 2002 until April 2006, General Shelton served as the President, International Sales, for M.I.C. Industries, an international manufacturing company. General Shelton served as the 14th Chairman of the Joint Chiefs of Staff from October 1997 until his retirement in September 2001. He has served as a member of the board of directors of several public companies including vice chairman of the board of directors of Protective Products of America, Inc., a manufacturer of protective armor products, from 2006 until 2010; Anheuser-Busch Companies, an operator of beer, packaging and entertainment companies, from 2001 until 2009; CACI International Inc., a provider of professional services and IT solutions to defense, intelligence, homeland security and the federal civilian government, from 2007 until 2008; and Anteon International Corporation, a military subcontractor specializing in simulators, training of interrogators and IT and computer support to the federal government, from 2002 until 2006. General Shelton’s leadership experience in the U.S. military and his service on the boards of other public companies brings to our Board senior leadership experience, public company board experience and global expertise.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR

THE ELECTION OF

JEFFREY J. CLARKE AND H. HUGH SHELTON

TO THE COMPANY’S BOARD OF DIRECTORS

Members of the Board Continuing to Serve

The following directors will continue to serve on our Board. Set forth below is a brief biography for each such director and a description of the key attributes that each brings to our Board.

Micheline Chau, 57

President and Chief Operating Officer of Lucasfilm Ltd.

Director since November 2008

Ms. Chau has served as President and Chief Operating Officer of Lucasfilm Ltd., a leading film and entertainment company, since April 2003. She is also a member of its board of directors. Prior to assuming her current role as President and Chief Operating Officer, Ms. Chau served as Lucasfilm’s CFO from 1991 to April 2003. Before that, Ms. Chau was Chief Financial/Administrative Officer for Bell Atlantic Healthcare Systems and held other executive-level positions within several types of industries including retail, restaurant, venture capital and financial services. Ms. Chau currently sits on the boards of several private and non-profit entities. As President and Chief Operating Officer (and former CFO) of a technology-related company, Ms. Chau brings to our Board senior leadership experience and financial and technology expertise.

Marye Anne Fox, 62

Chancellor of the University of California, San Diego

Director since January 2002

Dr. Fox has served as the Chancellor of the University of California, San Diego since August 2004. Prior to that Dr. Fox served as the Chancellor of North Carolina State University from August 1998 until July 2004. Dr. Fox is an elected member of the National Academy of Sciences and serves on the board of directors of W.R. Grace & Co. (NYSE:GRA), a specialty chemicals and materials company, and Boston Scientific Corporation (NYSE:BSX), a developer, marketer and manufacturer of medical devices. Dr. Fox served as a director of Pharmaceutical Product Development, Inc., a biotechnology development services company, from 2002 until 2008. With her experience leading large educational institutions and acting as director of large public companies, Dr. Fox brings to our Board senior leadership and public company board experience as well as education expertise.

Narendra K. Gupta, 61

Managing Director of Nexus Venture Partners

Director since November 2005

Dr. Gupta co-founded and has served as Managing Director of Nexus Venture Partners, an India-focused venture capital fund, since December 2006. In 1980, Dr. Gupta co-founded Integrated Systems Inc., a provider of products for embedded software development, that went public in 1990. Dr. Gupta served as Integrated System’s President and CEO from founding until 1994 and as Chairman until 2000 when Integrated Systems merged with Wind River Systems, Inc., a provider of device software optimization solutions. Dr. Gupta served as Wind River’s interim President/CEO from June 2003 to January 2004 and as its Vice Chairman until its acquisition by Intel Corporation in 2009. Dr. Gupta sits on the board of directors of Tibco Software Inc. (NASDAQ:TIBX), a provider of service-oriented architecture and business process management enterprise software, and was on the board of Wind River from 2000 until 2009. He also serves as a board member and advisor to several privately held companies and foundations. As a current and former executive and board member of a number of technology related public companies and as an investor in global companies, Dr. Gupta provides our Board with public company board experience as well as industry and global expertise.

William S. Kaiser, 54

Managing Director, Greylock Management Corporation

Director since September 1998

Mr. Kaiser has been employed by Greylock Management Corporation, a venture capital firm, since May 1986 and has been one of the general partners of the Greylock Limited Partnerships since January 1988. Mr. Kaiser currently serves on the board of directors of several private organizations in addition to Constant Contact, Inc. (NASDAQ:CTCT), a provider of email marketing and online surveys for small organizations. Having a background in venture capital investment focusing on technology related entities, Mr. Kaiser brings to our Board financial, industry and technology expertise.

Donald H. Livingstone, 67

Teaching Professor, Brigham Young University, Marriott School of Business

Director since September 2009

Mr. Livingstone has been a teaching professor at Brigham Young University’s Marriott School of Business (the “Marriott School”) since 1994. In addition to his teaching duties, Mr. Livingstone served as director of the Center for Entrepreneurship at the Marriott School from 1995 until 2007. Mr. Livingstone took a leave of absence from the Marriott School from July 2007 until June 2009 to serve on a missionary assignment in Africa for his church. Prior to joining Brigham Young University, Mr. Livingstone had a 29-year career with Arthur Andersen LLP that included service as an audit partner in the San Francisco and Los Angeles offices. Mr. Livingstone served as a member of the board of directors of Micrel, Incorporated, an integrated circuit designer and manufacturer, from 2002 until 2007; Sento Corporation, a provider of integrated, multi-channel customer support, from 2004 until 2007; and Americanwest Bancorporation, a bank holding company, from 2005 until 2007. Mr. Livingstone’s career in public accounting and as a professor, as well as his service as a director of a number of public companies, brings to our Board public company board experience and financial and education expertise.

James M. Whitehurst, 42

President and CEO, Red Hat, Inc.

Director since January 2008

Mr. Whitehurst has served as the President and CEO of Red Hat and as a member of the Board since January 2008. Prior to joining Red Hat, Mr. Whitehurst served as the Chief Operating Officer of Delta Air Lines, Inc. from July 2005 to August 2007, as Senior Vice President and Chief Network and Planning Officer from May 2004 to July 2005 and as Senior Vice President—Finance, Treasury & Business Development from January 2002 to May 2004. Delta filed for bankruptcy in September 2005. Prior to joining Delta, he was a partner and managing director at The Boston Consulting Group. Mr. Whitehurst also serves on the board of directors of DigitalGlobe, Inc. (NYSE:DGI), a builder and operator of satellites for digital imaging. Mr. Whitehurst’s service as our CEO as well as his experience as a senior executive at a global corporation brings senior leadership experience and financial and global expertise to our Board.

ITEM NO. 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for Fiscal 2011. During Fiscal 2010, PricewaterhouseCoopers LLP served as our independent registered public accounting firm and also provided certain tax and other audit related services as described below.

Although stockholder ratification of our independent registered public accounting firm is not required under Delaware law, our charter or our by-laws, the Company believes it is advisable to provide our stockholders with the opportunity to ratify this selection. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for Fiscal 2011, the Audit Committee will consider whether to select a new independent registered public accounting firm for Fiscal 2011 or to wait until the completion of the audit for the fiscal year before considering a change in our independent registered public accounting firm.

Representatives of PricewaterhouseCoopers LLP are expected to attend our Annual Meeting, will have the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR

THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2011

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the fees PricewaterhouseCoopers LLP billed to the Company for each of the last two fiscal years.

Fee Category	Fiscal Year Ended February 28, 2010	Fiscal Year Ended February 28, 2009
Audit Fees (1)	$1,337,717	$1,312,294
Audit-Related Fees (2)	$0	$248,589
Tax Fees (3)	$29,803	$32,839
All Other Fees (4)	$45,258	$1,500

Total Fees	$1,412,778	$1,595,222

(1)	“Audit Fees” consist of fees for the audit of the Company’s financial statements, the review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements for those fiscal years.
(2)	“Audit-Related Fees” consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and which are not reported under “Audit Fees.” For the fiscal year ended February 28, 2009 (“Fiscal 2009”), fees for assistance with merger and acquisition activities comprise substantially all of the amount described.
(3)	“Tax Fees” consist of fees for tax compliance, tax advice and tax planning services. For Fiscal 2010, fees for advice relating to transfer pricing matters and non-U.S. subsidiary taxes comprise substantially all of the amounts described. For Fiscal 2009, fees for advice relating to transfer pricing matters, non-U.S. subsidiary taxes and tax credits comprise substantially all of the amounts described.
(4)

“All Other Fees” consist of fees for products and services provided by the independent registered public accounting firm other than for the services reported above in Audit Fees, Audit-Related Fees or Tax Fees.

For Fiscal 2010, fees for conducting customer compliance audits and utilization of a research tool comprise substantially all of the amounts described. For Fiscal 2009, fees for utilization of a research tool comprise substantially all of the amounts described.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee may delegate, and has delegated to the Chairman of the Audit Committee, the authority to approve any audit or non-audit services to be provided by our independent registered public accounting firm. The Audit Committee also may delegate this pre-approval authority to other individual members of the Audit Committee from time to time. Any approval of services by any member of the Audit Committee pursuant to this delegated authority, whether the Chairman or another member, is reported at the next meeting of the Audit Committee.

In Fiscal 2009 and Fiscal 2010, all audit and non-audit services provided by the independent registered public accounting firm were pre-approved by the Audit Committee directly or pursuant to this delegated authority.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The tables below set forth, as of May 28, 2010 (unless otherwise indicated), certain information regarding beneficial ownership of our common stock. We determine beneficial ownership of our common stock in accordance with the rules of the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares of common stock which the individual has the right to acquire on or before July 27, 2010 through the exercise of options or through the conversion of deferred stock units (“DSUs”). DSUs are described in more detail below in the section entitled “Corporate Governance and Board of Directors Information—Compensation of Directors.” Any reference in the footnotes to this table to shares subject to options or DSUs refers only to shares of common stock underlying options which vest on or before July 27, 2010 and DSUs that are convertible into shares of common stock on or before July 27, 2010. As of May 28, 2010, we had 188,198,286 shares of common stock outstanding. For purposes of computing the percentage and amount of outstanding shares of common stock held by each individual or entity, any shares which that individual or entity has the right to acquire on or before July 27, 2010 are deemed to be outstanding for the individual or entity but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other individual, entity or group.

Ownership by Our Directors and Executive Officers

The following table includes information regarding the amount of our common stock beneficially owned by our directors, director nominees and our executive officers identified as “Named Officers” in the section below entitled “Compensation and Other Information Concerning Executive Officers—Current Executive Officers” and all of our directors and Named Officers as a group, as of May 28, 2010.

Name and Address of Beneficial Owner (1)	Title(s)	Amount and Nature of Beneficial Ownership (2)	Percent of Common Stock Outstanding
Matthew J. Szulik (3)	Class II Director and Chairman of the Board	2,380,099	1.25%

James M. Whitehurst (4)	Class III Director and President and Chief Executive Officer	595,414	*

William S. Kaiser (5)	Class III Director	385,638	*

Paul J. Cormier (6)	Executive Vice President and President, Products and Technologies	318,986	*

Charles E. Peters, Jr. (7)	Executive Vice President and Chief Financial Officer	275,542	*

Michael R. Cunningham (8)	Executive Vice President, General Counsel and Secretary	147,316	*

Marye Anne Fox (9)	Class I Director	103,734	*

Alex Pinchev (10)	Executive Vice President and President, Global Sales, Services and Field Marketing	80,106	*

Narendra K. Gupta (11)	Class III Director	69,785	*

Name and Address of Beneficial Owner (1)	Title(s)	Amount and Nature of Beneficial Ownership (2)	Percent of Common Stock Outstanding
H. Hugh Shelton (12)	Lead Director and Class II Director	65,582	*

Jeffrey J. Clarke (13)	Class II Director	30,660	*

Micheline Chau (14)	Class I Director	25,635	*

Donald H. Livingstone (15)	Class I Director	10,478	*

All executive officers and directors as a group (13 persons) (16)		4,488,975	2.35%

*Less	than one percent of the outstanding common stock.
(1)	The address for each beneficial owner is c/o Red Hat, Inc., 1801 Varsity Drive, Raleigh, North Carolina 27606.
(2)	The persons named in the table have sole voting and investment power (or share such power with his or her spouse) with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below and subject to community property laws, if applicable. The inclusion in this table of any shares of common stock does not constitute an admission of direct or indirect beneficial ownership of those shares.
(3)	Consists of (i) 145,884 shares of common stock, (ii) 2,152,027 shares of common stock issuable upon exercise of stock options and (iii) 82,188 shares of restricted stock vesting over four years from the date of grant.
(4)	Consists of (i) 91,560 shares of common stock, (ii) 250,000 shares of common stock issuable upon exercise of stock options, (iii) 208,854 shares of restricted stock vesting over four years from the date of grant and (iv) 45,000 shares of performance-based restricted stock vesting over four years from the date of grant.
(5)	Consists of (i) 260,834 shares of common stock, (ii) 47,500 shares of common stock issuable upon exercise of stock options, (iii) 7,190 shares of common stock issuable upon conversion of DSUs and (iv) 70,114 shares of common stock held of record by Greylock X GP Limited Partnership and Greylock X-A Limited Partnership (the “Greylock Partnerships”). Mr. Kaiser, a general partner of the Greylock Partnerships, disclaims beneficial ownership of shares held by the Greylock Partnerships except as to his proportionate partnership interest in these partnerships.
(6)	Consists of (i) 165,366 shares of common stock, (ii) 76,562 shares of common stock issuable upon exercise of stock options, (iii) 50,392 shares of restricted stock vesting over four years from the date of grant and (iv) 26,666 shares of performance-based restricted stock vesting over four years from the date of grant.
(7)	Consists of (i) 41,744 shares of common stock, (ii) 154,062 shares of common stock issuable upon exercise of stock options, (iii) 63,070 shares of restricted stock vesting over four years from the date of grant and (iv) 16,666 shares of performance-based restricted stock vesting over four years from the date of grant.
(8)	Consists of (i) 28,126 shares of common stock, (ii) 56,507 shares of common stock issuable upon exercise of stock options, (iii) 46,017 shares of restricted stock vesting over four years from the date of grant and (iv) 16,666 shares of performance-based restricted stock vesting over four years from the date of grant.
(9)	Consists of (i) 9,495 shares of common stock, (ii) 75,000 shares of common stock issuable upon exercise of stock options, (iii) 7,190 shares of restricted stock vesting one year from the date of grant and (iv) 12,049 shares of common stock issuable upon conversion of DSUs.
(10)	Consists of (i) 4,688 shares of common stock issuable upon exercise of stock options, (ii) 48,752 shares of restricted stock vesting over four years from the date of grant and (iii) 26,666 shares of performance-based restricted stock vesting over four years from the date of grant.
(11)	Consists of (i) 2,095 shares of common stock, (ii) 50,000 shares of common stock issuable upon exercise of stock options and (iii) 17,690 shares of common stock issuable upon conversion of DSUs.
(12)	Consists of (i) 18,867 shares of common stock, (ii) 39,525 shares of common stock issuable upon exercise of stock options and (iii) 7,190 shares of restricted stock vesting one year from the date of grant.
(13)	Consists of (i) 6,747 shares of common stock, (ii) 13,495 shares of restricted stock vesting over three years from the date of grant and (iii) 10,418 shares of common stock issuable upon conversion of DSUs.

(14)	Consists of (i) 6,747 shares of common stock, (ii) 13,495 shares of restricted stock vesting over three years from the date of grant and (iii) 5,393 shares of common stock issuable upon conversion of DSUs.
(15)	Consists of 10,478 shares of restricted stock vesting over three years from the date of grant.
(16)	Consists of (i) 847,579 shares of common stock, (ii) 2,905,871 shares of common stock issuable upon exercise of stock options (iii) 551,121 shares of restricted stock vesting over either one year, three years or four years from the date of grant, (iv) 131,664 shares of performance-based restricted stock vesting over four years from the date of grant and (iv) 52,740 shares of common stock issuable upon conversion of DSUs.

Ownership of More than 5% of Our Common Stock

The following table sets forth information on each person or entity who, we believe based on our review of public filings by such persons or entities, beneficially owns more than 5% of our common stock as of May 28, 2010.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Common Stock Outstanding (1)
FMR LLC (2) 82 Devonshire Street Boston, MA 02109	28,275,488	15.02%

T. Rowe Price Associates, Inc. (3) 100 East Pratt Street Baltimore, MD 21202	16,884,104	8.97%

Wellington Management Company, LLP (4) 75 State Street Boston, MA 02109	10,602,406	5.63%

BlackRock Inc. (5) 40 East 52nd Street New York, NY 10022	10,346,544	5.50%

(1)	Percentages are calculated based on our common stock outstanding as of May 28, 2010.
(2)	Based on a Schedule 13G/A filed with the SEC on February 16, 2010 by FMR LLC, FMR LLC and subsidiaries report sole power to vote or direct the vote over 243,972 shares and sole power to dispose or direct the disposition of 28,275,488 shares.
(3)	Based on a Schedule 13G/A filed with the SEC on February 12, 2010 by T. Rowe Price Associates, Inc. (“Price Associates”) reporting sole power to vote or direct the vote over 4,944,960 shares and sole power to dispose or direct the disposition of 16,884,104 shares. Price Associates reports that these securities are owned by various individual and institutional investors for which Price Associates serves as investment advisor with the power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(4)	Based on a Schedule 13G/A filed with the SEC on February 12, 2010 by Wellington Management Company, LLP reporting shared power to vote or direct the vote over 8,732,382 shares and shared power to dispose or direct the disposition of 10,534,006 shares.
(5)	Based on a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc. reporting sole power to vote or direct the vote over 10,346,544 shares and sole power to dispose or direct the disposition of 10,346,544 shares.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS INFORMATION

Our Board believes that good corporate governance is an important element in managing Red Hat for the longer-term benefit of stockholders. Regular review and assessment of existing governance practices is an ongoing process for our Board. This section describes a number of our key corporate governance policies and practices. Copies of our current corporate governance documents and policies, including our Corporate Governance Guidelines, Code of Business Conduct and Ethics and committee charters, are available at www.redhat.com.

Key Governance Policies

Code of Business Conduct and Ethics

The Board has adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and our principal accounting officer or controller, or anyone performing similar functions. We have posted our Code of Business Conduct and Ethics on our website, www.redhat.com. In addition, we intend to post on our website all disclosures that are required by law or by NYSE listing standards with respect to amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics.

Corporate Governance Guidelines

The Board has adopted written Corporate Governance Guidelines which provide a framework for the conduct of the Board’s business. Highlights of our Corporate Governance Guidelines include, among other things, that:

•	the principal responsibility of the directors is to oversee the management of the Company;

•	a majority of the members of the Board must be independent directors;

•	the independent directors are to meet regularly in executive session;

•	the non-management directors are to meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually the Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

In April 2010 the Corporate Governance Guidelines were amended to add a director resignation policy in connection with the Company’s adoption of a majority voting standard in uncontested director elections.

Related Person Transactions

We have a written Related Person Transaction Policy that provides for the review of transactions, arrangements or relationships between related persons and Red Hat. A “related person” is defined under SEC regulations to include our directors, director nominees, executive officers and 5% stockholders (or their immediate family members). Related person transactions are transactions, arrangements or relationships in which Red Hat is a participant, the amount involved exceeds $120,000, and a related person (as defined above) has a direct or indirect material interest.

Related persons must notify our General Counsel of any proposed transaction with us. The General Counsel will then refer the proposed related person transaction to our Audit Committee for review and approval prior to entry into the transaction, whenever practicable. If advance review and approval is not practicable, the Audit Committee will review, and in its discretion, may ratify the related person transaction at its next regularly scheduled meeting.

The Audit Committee will consider the proposed transaction at its next regularly scheduled meeting. The Chairman of the Audit Committee may also review and approve transactions between meetings subject to ratification by the Audit Committee at its next regularly scheduled meeting. Transactions which are ongoing will be reviewed annually.

In reviewing the proposed transactions, the Committee will take into account those factors it considers appropriate, which may include the following:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business of the Company;

•	whether the terms of the transaction are, in the aggregate, no less favorable to the Company than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to the Company of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if it determines that, in light of all of the circumstances, the transaction is in, or is not inconsistent with, the Company’s best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate. The Related Person Transaction Policy provides that transactions involving compensation of executive officers will be reviewed and approved by the Compensation Committee of the Board in accordance with its charter.

In 2010, the Audit Committee reviewed and ratified the following transactions:

•

FMR LLC beneficially owns 28,275,488 shares (or approximately 15.02%) of our outstanding common stock based on its holdings reported in a Schedule 13G/A filed with the SEC on February 16, 2010. During Fiscal 2010, we paid an affiliate of FMR LLC approximately $56,000 to provide 401(k) plan administration and other services to us. Affiliates of FMR LLC purchased approximately $342,000 in goods and services from us during Fiscal 2010. We believe that the transactions described above were carried out on terms that were in the aggregate no less favorable to us than those that would have been obtained from an unrelated third party in transactions of similar size. In addition to the payments described above, fees were paid to one or more affiliates of FMR LLC by participants in our equity compensation and 401(k) plans in the form of commissions and brokerage fees generated on various transactions.

•

BlackRock, Inc. beneficially owns 10,346,544 shares (or approximately 5.50%) of our outstanding common stock based on its holdings reported in a Schedule 13G filed with the SEC on January 29, 2010. During Fiscal 2010, affiliates of BlackRock, Inc. purchased approximately $955,000 in goods and services from us. We believe that the transactions described above were carried out on terms that were in the aggregate no less favorable to us than those that would have been obtained from an unrelated third party in transactions of similar size.

Board Independence

Our Board is composed of at least a majority of directors who are considered independent. As described below, the Board has determined that seven of our nine current directors are independent directors. Dr. Steven Albrecht who, as previously announced, resigned from our Board effective June 30, 2009, was also determined to be independent. For a director to be considered independent under the NYSE rules, the Board must determine that a director does not have a direct or indirect material relationship with Red Hat (other than as a director) that would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The Board makes independence determinations on a case-by-case basis in light of all relevant facts and circumstances.

The Board makes its independence determination on an annual basis at the time it approves director nominees for inclusion in the annual Proxy Statement and, if a director joins the Board in the interim, at such time. On an annual basis we require each member of our Board to complete an independence questionnaire designed to provide information to assist the Board in determining whether the director is independent under the NYSE rules and our Corporate Governance Guidelines. In making the independence determinations in connection with the preparation of this Proxy Statement, the following relationships were considered:

•

Mr. Clarke is the President and CEO of Travelport, Inc., the parent company of the Travelport group of companies that offer broad-based services to businesses operating in the global travel industry. Travelport, Inc. and its subsidiaries have purchased goods and services from us in the amount of approximately $1,300,000 during Fiscal 2010. The transactions were conducted in the ordinary course of business on customary commercial terms and represented less than 2% of the revenues of each company in its most recently completed fiscal year.

•

General Shelton is a consultant to, and sits on the Board of Advisors of, Northrop Grumman Corporation. Northrop Grumman and its subsidiaries, directly and through our channel partners have purchased goods and services from us in the amount of approximately $2,200,000 during Fiscal 2010. The transactions were conducted in the ordinary course of business on customary commercial terms and represented less than 2% of the revenues of each company in its most recently completed fiscal year.

•

Dr. Gupta’s brother is Chief Risk Officer and President, Risk, Information Management & Banking Group of American Express Company. American Express Company has purchased goods and services from us in the amount of approximately $1,470,000 during Fiscal 2010. We paid an affiliate of American Express Company approximately $460,000 for travel related services during Fiscal 2010. The transactions were conducted in the ordinary course of business on customary commercial terms and represented less than 2% of the revenues of each company in its most recently completed fiscal year.

After considering relationships between the directors and Red Hat, the Board affirmatively determined that all of the following directors meet the criteria as outlined by the NYSE and in the judgment of our Board are independent: Ms. Chau, Mr. Clarke, Dr. Fox, Dr. Gupta, Mr. Kaiser, Mr. Livingstone and General Shelton. Mr. Szulik, who resigned as our President and CEO effective as of January 1, 2008, and Mr. Whitehurst, who is our current President and CEO, are not considered independent. Mr. Szulik is considered a non-management director.

Key Board Practices

Board Meetings and Attendance

The Board met eleven times during Fiscal 2010, either in person or by teleconference. As stated in our Corporate Governance Guidelines, directors are responsible for attending all meetings of the Board, the Board committees on which they sit and the Annual Meeting. During Fiscal 2010, all members of our Board attended at least 75% of the aggregate of the meetings of the Board and the committees on which they served. Eight members of our Board attended our 2009 Annual Meeting of Stockholders.

Executive Sessions

Our non-management and our independent directors meet in separate regularly scheduled executive sessions, without management. The Lead Director chairs these sessions.

Mandatory Retirement of Directors

Under our Corporate Governance Guidelines, any director who reaches the age of 75 while serving as a director will retire from the Board at the end of his or her term.

Stock Ownership Policy

In 2006, the Compensation Committee approved a Stock Ownership Policy for executive officers and independent directors. The Stock Ownership Policy stated that within three years of the date the policy became effective, or within three years after becoming a director, independent directors will be subject to a stock ownership requirement of at least 5,000 shares of common stock. As of the end of Fiscal 2010, each independent director had met the requirements of the Stock Ownership Policy. In November 2009 the Compensation Committee revised the Stock Ownership Policy to, among other things, increase the stock ownership level for directors to at least 10,000 shares of common stock, effective March 1, 2010. Our Stock Ownership Policy as it relates to our directors is further described below in the section entitled “Compensation of Directors—Director Stock Ownership Requirements.” Our Stock Ownership Policy as it relates to our executive officers is further described below in the section entitled “Compensation and Other Information Concerning Executive Officers—Compensation Discussion and Analysis—Stock Ownership Requirements.”

Majority Voting

Our by-laws were amended in April 2010 to provide that in an uncontested election of directors, a nominee will be elected to the Board if the votes cast for that nominee exceed the number of votes cast against that nominee. In a contested election, nominees will be elected by a plurality of votes cast.

Risk Oversight

Management is responsible for the day-to-day management of the risks we face and our Board has responsibility for the oversight of risk management. The Board and its committees regularly receive information and reports from members of senior management on areas of material risk, including financial, legal, reputational and strategic risks. In addition, the Board regularly discusses our strategic direction and the risks and opportunities facing our company in light of trends and developments in the software industry and general business environment.

The committees of our Board have responsibility for the oversight of certain risks. The Audit Committee oversees the management of financial and legal risks. The Compensation Committee oversees the management of risks relating to our compensation plans and arrangements. The Nominating and Corporate Governance Committee oversees the management of risks relating to executive succession planning and the composition of our Board.

Leadership Structure

Currently, the roles of Chairman of the Board of Directors and Chief Executive Officer are held by two different individuals. We believe this structure represents an appropriate allocation of roles and responsibilities for the Company at this time. This arrangement allows our Chairman to lead the Board in its fundamental role of providing independent advice to and oversight of management and our CEO to focus on our day-to-day business and strategy and convey the management perspective to other directors.

Our Board has created a Lead Director position. The Lead Director is nominated by the Nominating and Corporate Governance Committee and is approved by a majority of the independent directors. Unless the Board determines that there are special circumstances, an individual will serve as Lead Director for no more than three consecutive years. Responsibilities of the Lead Director include:

•	chairing any meeting of the non-management and independent directors in executive session;

•	meeting with any director who is not adequately performing his or her duties as a member of the Board or any committee;

•	facilitating communications between other members of the Board and the Chairman of the Board and the CEO (however, each director is free to communicate directly with the Chairman and with the CEO);

•	working with the Chairman of the Board in the preparation of the agenda for each Board meeting and in determining the need for special meetings of the Board and

•	consulting with the Chairman of the Board and the CEO on matters relating to corporate governance and Board performance.

Our Board also has three standing committees that currently consist of and are chaired by independent directors. Our Board delegates substantial responsibilities to the committees, which then report their activities and actions back to the full Board. We believe that the independent committees of our Board and their chairpersons promote a diversity of ideas and more effective governance.

Process for Nominating Candidates for Service on Our Board

The Nominating and Corporate Governance Committee is responsible for identifying and evaluating candidates and recommending proposed director nominees to the Board. The Nominating and Corporate Governance Committee will consider candidates proposed or suggested by other members of the Board, members of executive management, third-party search firms retained by the Nominating and Corporate Governance Committee and stockholders.

Our standards for evaluating candidates as director nominees are further described above in the section entitled “Item No. 1—Election of Directors.”

Stockholders who wish to recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates may do so by submitting candidate names, together with appropriate biographical information and background materials and whether the stockholder or group of stockholders making the recommendation beneficially owned more than 5% of our common stock for at least one year as of the date the recommendation is made, to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Red Hat, Inc., 1801 Varsity Drive, Raleigh, North Carolina 27606. Assuming the appropriate biographical and background material have been provided on a timely basis, the Committee will evaluate any such stockholder-recommended candidates by following the same process, and applying the same criteria, as it follows for candidates submitted by others.

Communicating with Directors

Stockholders and other interested parties who wish to communicate with our Lead Director or non-management members of the Board as a group, or any Board committee may do so by writing to the following address: Red Hat, Inc., 1801 Varsity Drive, Raleigh, North Carolina 27606, Attn: Lead Director or Non-Management Directors or Committee Chairperson. For further information, please refer to our website www.redhat.com under “Company—Company Profile—Investor Relations—Corporate Governance—Contact the Board.”

Committees of the Board

Our Board has established three standing committees—Audit, Compensation, and Nominating and Corporate Governance—each of which operates under a written charter approved by the Board and is available on our website www.redhat.com under “Company—Company Profile—Investor Relations—Corporate Governance.”

The table below provides current membership for each of our Board committees as of February 28, 2010:

Name	Audit	Compensation	Nominating and Corporate Governance
Ms. Chau		X	X
Mr. Clarke	X	X
Dr. Fox		X	Chair
Dr. Gupta	X	Chair
Mr. Kaiser	X		X
Mr. Livingstone	Chair		X
General Shelton (Lead Director)	X	X

The Board has determined that all of the members of the Audit, Compensation and the Nominating and Corporate Governance Committees are independent in accordance with the standards set forth in our corporate governance polices and the NYSE rules.

Audit Committee

The Audit Committee met nine times during Fiscal 2010. The Audit Committee currently consists of five members. Dr. Albrecht served as Chairman of the Audit Committee until his resignation on June 30, 2009. In January 2010, the Audit Committee appointed Mr. Livingstone as Chairman of the Audit Committee. From the time of Dr. Albrecht’s resignation until the appointment of Mr. Livingstone, Mr. Clarke served as Chairman of the Audit Committee. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board has determined that all of the members of our Audit Committee are independent and Mr. Livingstone is an “audit committee financial expert” in accordance with applicable SEC rules.

The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of the Company’s independent registered public accounting firm;

•

overseeing the work of the Company’s independent registered public accounting firm, including through the receipt and consideration of certain reports from the independent registered public accounting firm;

•	reviewing and discussing with management and the Company’s independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring internal control over financial reporting, disclosure controls and procedures and the Code of Business Conduct and Ethics;

•	discussing the Company’s risk management policies;

•

establishing policies regarding hiring of present or former partners, stockholders, principals or employees of the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with the Company’s internal auditing staff, independent registered public accounting firm and management; and

•	preparing the audit committee report required by SEC rules (which is included below in the section entitled “Audit Committee Report”).

The Audit Committee’s Charter limits a director to service on the audit committees of no more than two other public companies (in addition to Red Hat’s) without the approval of our Board. None of the current members of our Audit Committee serve on the audit committees of more than two other public companies.

Compensation Committee

The Compensation Committee met ten times during Fiscal 2010. The Compensation Committee currently consists of five members. The Compensation Committee may form one or more subcommittees and delegate authority to its subcommittees as it deems appropriate under the circumstances.

The Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to CEO compensation;

•	determining the CEO’s compensation;

•	reviewing and approving, or making recommendations to the Board with respect to, the compensation of the Company’s other executive officers;

•	overseeing an evaluation of the Company’s management;

•	overseeing and administering the Company’s cash and equity incentive plans; and

•	reviewing and making recommendations to the Board with respect to director compensation.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met four times during Fiscal 2010. The Nominating and Corporate Governance Committee currently consists of four members.

The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become Board members;

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	reviewing and making recommendations to the Board with respect to management succession planning;

•	developing and recommending corporate governance principles to the Board; and

•	overseeing an annual evaluation of the Board.

Audit Committee Report

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for Fiscal 2010 that are included in the Company’s Annual Report on Form 10-K for the same fiscal year.

The Audit Committee operates under a written charter adopted by the Board on December 22, 2003, which was amended and restated on November 19, 2009. A copy of the Audit Committee Charter is available at the Company’s website at www.redhat.com.

The membership of the Audit Committee and its responsibilities are further described above in the section entitled “Committees of the Board.”

Conduct of Audit Committee Meetings

The Audit Committee’s agenda is established by its chairperson with input from the committee members and Company’s CFO. Audit Committee meetings are designed to facilitate and encourage communication among members of the Audit Committee and management.

During its Fiscal 2010 meetings, the Audit Committee reviewed and discussed various financial and regulatory issues, the report of the Company’s internal auditors and a summary of calls received on the Company’s anonymous reporting telephone hotline with respect to fraud, theft, accounting and control matters. The Audit Committee also had separate executive sessions with representatives of PricewaterhouseCoopers LLP and as needed with the Company’s CFO, Director of Internal Audit and General Counsel, at which meetings candid discussions of financial management, accounting, internal controls, legal and compliance issues took place. Additionally, the Audit Committee’s chairperson held separate discussions from time to time with representatives of PricewaterhouseCoopers LLP and the Company’s CFO, Director of Internal Audit and General Counsel.

Audit Committee Review of Periodic Reports

The Audit Committee reviews each of the Company’s quarterly and annual reports, including Management’s Discussion and Analysis of Financial Condition and Results of Operations. As part of this review, the Audit Committee discusses the reports with the Company’s management and considers the audit reports prepared by the independent registered public accounting firm about the Company’s annual reports, as well as related matters such as the quality of the Company’s accounting principles, alternative methods of accounting under U.S. generally accepted accounting principles and the preferences of the independent registered public accounting firm in this regard, the Company’s critical accounting policies and the clarity and completeness of the Company’s financial and other disclosures.

Audit Committee’s Role in Connection with the Company’s Report on Internal Controls

The Audit Committee reviewed management’s report on internal control over financial reporting, as required under Section 404 of the Sarbanes-Oxley Act of 2002 and related rules. As part of this review, the Audit Committee reviewed the bases for management’s conclusions in that report and the report of the independent registered public accounting firm on internal control over financial reporting. Periodically during Fiscal 2010, the Audit Committee reviewed management’s plan for documenting and testing controls, the results of their documentation and testing, any deficiencies discovered and the status of remediation of deficiencies.

Audit Committee’s Role in Connection with the Financial Statements and Controls of the Company

Management of the Company has primary responsibility for the Company’s financial statements and internal control over financial reporting. The independent registered public accounting firm has responsibility for the integrated audit of the Company’s financial statements and internal control over financial reporting. The responsibility of the Audit Committee is to oversee financial and control matters, among other responsibilities fulfilled by the Audit Committee under its charter. The Audit Committee meets regularly with the independent registered public accounting firm, without the presence of management, to help ensure candid and constructive discussions about the Company’s compliance with accounting standards and best practices among public companies comparable in size and scope to the Company. The Audit Committee also reviews with its outside advisors material developments in accounting that may be pertinent to the Company’s financial reporting practices.

Review and Discussions with Independent Registered Public Accounting Firm

In its meetings with representatives of PricewaterhouseCoopers LLP, the Audit Committee asked the independent registered public accounting firm to address and discuss its responses to several questions that the Audit Committee believed were particularly relevant to its oversight. These questions included:

•

Are there any significant judgments made by management in preparing the financial statements that would have been made differently had the independent registered public accounting firm prepared and been responsible for the financial statements?

•	Based on the independent registered public accounting firm’s experience, and its knowledge of the Company, do the Company’s financial statements fairly present, in all material respects, to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with U.S. generally accepted accounting principles and SEC disclosure requirements?

•

Based on the independent registered public accounting firm’s experience, and its knowledge of the Company, has the Company implemented internal controls over financial reporting that are appropriate for the Company?

•

During the course of the fiscal year, has the independent registered public accounting firm received any communication or discovered any information indicating any improprieties with respect to the Company’s accounting and reporting procedures or reports?

The Audit Committee has also discussed with the independent registered public accounting firm that it is retained by the Audit Committee and that the independent registered public accounting firm must raise any concerns about the Company’s financial reporting and procedures directly with the Audit Committee. Based on these discussions and its discussions with management, the Audit Committee believes it has a basis for its oversight judgments and for recommending that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2010.

Audit Committee Activity with Regard to the Company’s Audited Financial Statements for Fiscal 2010

The Audit Committee has, among other actions:

•	Reviewed and discussed the audited financial statements with the Company’s management; and

•

Discussed with PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Independence of the Company’s Independent Registered Public Accounting Firm

The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence. The Audit Committee has concluded that PricewaterhouseCoopers LLP is independent from the Company and its management.

Conclusion

Based on its review and discussion with management and the Company’s independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2010. The Audit Committee and Board also have recommended the stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for Fiscal 2011.

Respectfully submitted,

THE AUDIT COMMITTEE

Donald H. Livingstone (Chair)

Jeffrey J. Clarke

Narendra K. Gupta

William S. Kaiser

H. Hugh Shelton

Compensation of Directors

All of our independent directors receive a combination of cash and equity compensation under arrangements which are further described below. The Company does not fund any type of retirement or pension plan for non-employee directors. Mr. Szulik, the Chairman of our Board, and Mr. Whitehurst, our President and CEO, have separate agreements with the Company containing compensation arrangements that are significantly different than those that apply to our independent directors. Mr. Szulik’s compensation arrangements are further described below in the subsection entitled “Compensation of Board Chairman.” Mr. Whitehurst’s compensation arrangements and the amount of compensation paid to him in Fiscal 2010 are summarized below in the section entitled “Compensation and Other Information Concerning Executive Officers.”

The following table summarizes the compensation paid to our directors other than Mr. Whitehurst during Fiscal 2010:

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3) (4)	All Other Compensation ($)	Total ($)
W. Steve Albrecht (5)	32,161	—	40,000	72,161
Micheline Chau (6)	65,325	112,498	—	177,823
Jeffrey J. Clarke (7)	39	198,048	—	198,087
Marye Anne Fox (8)	72,517	149,983	—	222,500
Narendra K. Gupta (9)	86,698	149,983	—	236,681
William S. Kaiser (10)	72,409	149,983	—	222,392
Donald H. Livingstone (11)	30,159	299,985	—	330,144
H. Hugh Shelton (12)	106,482	149,983	—	256,465
Matthew J. Szulik (13)	250,000	—	86,923	336,923

(1)	Compensation paid to Mr. Whitehurst, our President and CEO, is described below in the section entitled “Compensation and Other Information Concerning Executive Officers.”
(2)	With the exception of Mr. Szulik, this column reflects the amount of cash compensation paid to each director for his or her Board and committee service after accounting for DSU elections. As further described below in the subsection entitled “Cash Compensation,” non-employee directors may elect to convert all or a portion of their cash compensation into fully vested DSUs.
(3)	Amounts in this column represent the aggregate grant date fair value of equity compensation issued to directors determined in accordance with FASB ASC Topic 718. Equity compensation that our non-employee directors are eligible to receive is further described below in the subsection entitled “Equity Compensation.”
(4)	We no longer issue stock options to our non-employee directors. As of February 28, 2010, our non-employee directors had outstanding options to purchase the following number of shares of common stock: Ms. Chau—0, Mr. Clarke—0, Dr. Fox—105,000, Dr. Gupta—50,000, Mr. Kaiser—47,500, General Shelton—49,525 and Mr. Szulik—4,119,880. In addition, our non-employee directors had outstanding restricted stock awards (“RSAs”) and DSUs convertible into the following number of shares of common stock: Ms. Chau—18,888, Mr. Clarke—23,261, Dr. Fox—19,239, Dr. Gupta—17,690, Mr. Kaiser—7,190, Mr. Livingstone—10,478, General Shelton—7,190 and Mr. Szulik—99,533.
(5)	Dr. Albrecht was eligible to receive $32,161 in cash compensation for service rendered in Fiscal 2010 prior to his resignation from the Board on June 30, 2009. Effective July 1, 2009, the Company entered into a consulting agreement with Dr. Albrecht under which Dr. Albrecht agreed to be available to provide consulting services for the Company, the Board and its directors, officers and employees for a period of twelve months in exchange for payments of $5,000 per month for the term of the agreement. The total amount of $60,000 due under the agreement will be paid to Dr. Albrecht in a lump sum at the end of the term, $40,000 of which was earned in Fiscal 2010.
(6)	Ms. Chau was eligible to receive $65,323 in cash compensation and an equity award of 5,393 shares for her Board service in Fiscal 2010 (as determined by dividing $112,500 by the closing price of our common stock on the date of the annual grant). Her grant value was pro-rated from $150,000 to reflect Ms. Chau’s ten months of service. The table also reflects an additional $2 in cash paid in lieu of fractional shares.

(7)	Mr. Clarke was eligible to receive $85,587 in cash compensation and an equity award of 5,393 shares for his Board service in Fiscal 2010 (as determined by dividing $112,500 by the closing price of our common stock on the date of the annual grant). His grant value was pro-rated from $150,000 to account for Mr. Clarke’s ten months of service to the Board on the grant date. Mr. Clarke elected to receive DSUs in lieu of 100% of all cash payments. The table reflects $39 in cash paid in lieu of fractional shares.
(8)	Dr. Fox was eligible to receive $72,500 in cash compensation and an equity award of 7,190 shares for her Board service in Fiscal 2010 (as determined by dividing $150,000 by the closing price of our common stock on the date of the annual grant). The table also reflects an additional $17 in cash paid in lieu of fractional shares.
(9)	Dr. Gupta was eligible to receive $86,681 in cash compensation and an equity award of 7,190 shares for his Board service in Fiscal 2010 (as determined by dividing $150,000 by the closing price of our common stock on the date of the annual grant). The table also reflects an additional $17 in cash paid in lieu of fractional shares.
(10)	Mr. Kaiser was eligible to receive $72,392 in cash compensation and an equity award of 7,190 shares for his Board service in Fiscal 2010 (as determined by dividing $150,000 by the closing price of our common stock on the date of the annual grant). The table also reflects an additional $17 in cash paid in lieu of fractional shares.
(11)	Mr. Livingstone was eligible to receive $30,144 in cash compensation for his Board service and an initial equity award of 10,478 shares in Fiscal 2010 (as determined by dividing $300,000 by the closing price of our common stock on the date of the grant). The table also reflects an additional $15 in cash paid in lieu of fractional shares.
(12)	General Shelton was eligible to receive $106,465 in cash compensation and an equity award of 7,190 shares for his Board service in Fiscal 2010 (as determined by dividing $150,000 by the closing price of our common stock on the date of the annual grant). The table also reflects an additional $17 in cash paid in lieu of fractional shares.
(13)	Pursuant to the terms of his Non-Executive Chairman Agreement, Mr. Szulik was eligible to receive $250,000 in cash compensation as well as: (i) a $60,000 allowance for office space and related expenses and (ii) $26,923 for medical and dental benefits for Mr. Szulik and his family.

Our Compensation Committee is responsible for reviewing and approving the compensation program for our non-employee directors. The Compensation Committee believes that a combination of cash and equity is the best way to attract and retain qualified directors. In Fiscal 2010, our compensation program for non-employee directors included the following elements of compensation:

•	an annual cash retainer for service on our Board;

•	additional annual cash retainers for the Lead Director, committee chairs and committee members;

•	an RSA granted in connection with joining our Board; and

•	an annual RSA grant.

Directors who begin their Board service mid-year receive a pro-rata portion of the annual cash and equity compensation.

In September 2010, the Compensation Committee adopted our 2010 Director Compensation Plan, which replaces our 2008 Director Compensation Plan. The 2010 Director Compensation Plan, which became effective January 1, 2010, increases the amount of the annual cash retainer for committee chairs and committee members and the value of the annual RSA grant to reflect the growing demands placed on our directors as our business expands. In February 2010, the 2010 Director Compensation Plan was amended effective as of March 1, 2010 to establish an annual cash retainer in the amount of $40,000 for the Chairman of the Board. The Compensation Committee worked with Frederic W. Cook & Co., an independent compensation consultant hired by the Compensation Committee, to design the 2010 Director Compensation Plan in an effort to set director compensation at approximately the median of our Compensation Peer Group (as defined below in the section entitled “Compensation and Other Information Concerning Executive Officers—Compensation Discussion and Analysis—Process Used to Determine Annual Compensation”).

Cash Compensation

Each non-employee director is entitled to receive cash payments, paid in equal quarterly amounts, for his or her Board retainer and committee assignments. A comparison of cash compensation payable under both Director Compensation Plans in effect during Fiscal 2010 is provided below:

Type of Cash Retainer	Cash Compensation Payable Under 2008 Director Compensation Plan ($)	Cash Compensation Payable Under 2010 Director Compensation Plan ($)
Board Member	50,000	50,000
Lead Director (1)	30,000	30,000
Audit Committee Chair (2)	30,000	40,000
Audit Committee Member	15,000	20,000
Compensation Committee Chair (2)	20,000	30,000
Compensation Committee Member	10,000	15,000
Nominating and Corporate Governance Committee Chair (2)	10,000	15,000
Nominating and Corporate Governance Committee Member	5,000	7,500

(1)	If the Lead Director also serves as a committee chair, he or she receives both the Lead Director retainer and the retainer payable for service on the committee rather than the applicable committee chair retainer.
(2)	Committee chairs receive the applicable committee chair retainer in lieu of the retainer payable for service on the committee.

Prior to the beginning of each calendar year, non-employee directors may elect to receive all or a portion of their quarterly cash retainer payment in the form of DSUs. DSUs represent the right to receive shares of our common stock at the time that the director’s Board service ends. The number of DSUs granted is determined by dividing the portion of the cash compensation with respect to which the election is made by the closing price of our common stock on the date the cash compensation is due to be paid. DSUs issued in lieu of cash compensation are fully vested. Under the 2008 Director Compensation Plan fractional shares were paid out in cash. Under the 2010 Director Compensation Plan, fractional shares are rounded up to the next whole number.

Equity Compensation

In Fiscal 2010, our non-employee directors were entitled to receive the following equity compensation:

•

Initial RSA. Upon election or appointment to the Board, new non-employee directors are eligible to receive an initial RSA grant. The number of shares underlying the RSA is determined by dividing $300,000 by the closing price of our common stock on the grant date. The grant date is the next regularly scheduled grant date for employees following the director’s election or appointment to the Board. These RSAs vest in equal annual installments over a three-year period.

•

Annual RSA. Each non-employee director is eligible to receive an annual RSA grant. Under the 2008 Director Compensation Plan, the number of shares underlying the RSA is determined by dividing $150,000 by the closing price of our common stock on the grant date. The dollar value of the annual RSA grant was increased to $175,000 in the 2010 Director Compensation Plan. The annual award is granted on or about July 16th. These RSAs vest on the first anniversary of the grant date. If at the time the annual RSA is granted, a non-employee director has not yet served for a full 12 months, the grant is prorated based on the number of months served as of the grant date.

Each non-employee director may elect, prior to the beginning of the calendar year, to receive DSUs on a one-for-one basis in lieu of his or her annual RSA. The DSUs will vest on the same basis as the underlying RSA would have vested. Vested DSUs will be paid out in shares of our common stock at the time that the director’s Board service ends. Under the 2008 Director Compensation Plan fractional shares were paid out in cash. Under the 2010 Director Compensation Plan, fractional shares are rounded up to the next whole number.

Additional Compensation

We do not pay meeting fees. Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board and meetings of any committee on which they serve, Company business meetings and approved educational seminars. With the prior approval of the Chairman of the Board and the Lead Director, directors may, for the purpose of attending a Board or committee meeting, incur the cost of direct private round trip air transportation if there is no direct commercial flight within six hours of the scheduled commencement or adjournment of the meeting and travel of more than 200 miles is required.

Indemnification

Each director has entered into an indemnification agreement with the Company. The indemnification agreements are on substantially the same terms as the indemnification agreements that the Company has entered into with the Named Officers, as described below in the section entitled “Compensation and Other Information Concerning Executive Officers—Employment and Indemnification Arrangements with Named Officers—Indemnification.”

Director Stock Ownership Requirements

We have a Stock Ownership Policy that applies to our non-employee directors. During Fiscal 2010 this Stock Ownership Policy required each non-employee director to own a minimum of 5,000 shares of our common stock. New directors have up to three years to achieve ownership at or in excess of this level. As of the end of Fiscal 2010, each of our non-employee directors was in compliance with the Stock Ownership Policy. In November 2009, the Board adopted a revised Stock Ownership Policy effective March 1, 2010 to increase the stock ownership level for directors to 10,000 shares. Our Stock Ownership Policy, including the changes made in Fiscal 2010, is further described below in the section entitled “Compensation and Other Information Concerning Executive Officers—Compensation Discussion and Analysis—Stock Ownership Requirements.”

Compensation of Board Chairman

Mr. Szulik retired from his position as President and CEO of the Company effective January 1, 2008. Since that time, Mr. Szulik has continued to serve as Chairman of our Board pursuant to the terms of a Non-Executive Chairman Agreement, dated February 28, 2008, as amended (the “Chairman Agreement”), and an Executive Transition Agreement, dated February 28, 2008 (the “Transition Agreement”).

•

Cash Compensation. In accordance with the terms of the Chairman Agreement, Mr. Szulik, received in Fiscal 2010 a salary of $250,000 for his service as Chairman of the Board in lieu of director fees and other compensation paid to our non-management directors.

•

Equity Compensation. Under the terms of the Transition Agreement, the vesting and the exercisability of each outstanding equity award received by Mr. Szulik during his tenure as our President and CEO will continue to be governed under the terms of the plan under which they were granted.

•

Other Compensation. The Chairman Agreement provided for an allowance of $5,000 per month for office space and related expenses, the availability of a full-time administrative assistant for use by Mr. Szulik and health benefits for him and his dependents during his term as Chairman and for a period of three years following the date on which his Board service ceases for any reason. In Fiscal 2010, Mr. Szulik did not utilize a Company-provided administrative assistant.

•

Change in Control. Pursuant to the Transition Agreement, Mr. Szulik’s outstanding equity awards will continue to be governed by the terms of the plan pursuant to which they were granted if a Change of Control (as defined in Mr. Szulik’s employment agreement, dated as of July 24, 2002) occurs while Mr. Szulik serves as a member of the Board.

•

Cessation of Board Service. Upon Mr. Szulik’s cessation of service as a member of the Board as a result of death, disability or any reason other than removal for cause, his voluntary resignation or his notification of his intent not to stand for re-election, the equity awards that would have vested had he continued as a member of the Board through the remainder of his current term or over the 12 months following the date of cessation, whichever is longer, would accelerate and be deemed vested. In addition, Mr. Szulik would be entitled to receive a lump-sum payment equal to the annual cash compensation he would have received had he continued as a member of the Board for the remainder of his applicable current term.

On February 28, 2010, the Board and Mr. Szulik mutually agreed to extend his term as Chairman for an additional fiscal year pursuant to a letter agreement dated February 28, 2010 (the “Fiscal 2011 Agreement”). Pursuant to the Fiscal 2011 Agreement, Mr. Szulik is entitled to receive cash and equity compensation under the same 2010 Director Compensation Plan that applies to each other non-management director. The Fiscal 2011 Agreement also terminates the Chairman Agreement, except that (i) the Company will continue to reimburse Mr. Szulik for the cost of health (medical and dental) insurance coverage for himself and his dependents during his term as Chairman and for a period of three years following the date on which his Board service ceases for any reason, subject to a cap equal to 200% of the then applicable COBRA premiums under the Company’s group health plan and (ii) the provisions in the Chairman Agreement relating to the acceleration of vesting of Mr. Szulik’s equity awards and his entitlement to a lump sum cash payment upon the cessation of service as a member of the Board continue in effect.

On May 20, 2010, Mr. Szulik notified Red Hat that he will not stand for re-election as a director of the Company in order to devote more time to his family and personal interests outside of the Company. Mr. Szulik will serve the remainder of his current term as a director and Chairman of the Board, resigning effective August 12, 2010, the date of our Annual Meeting.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed entirely of independent directors, as was the case at all times during Fiscal 2010. During Fiscal 2010, Dr. Albrecht, Ms. Chau, Mr. Clarke, Dr. Fox, Dr. Gupta (chair) and General Shelton were members of the Compensation Committee. No member of the Compensation Committee (i) was during Fiscal 2010 or is currently an employee of the Company, (ii) has ever been an officer of the Company, (iii) is or was a participant in a “related person” transaction as described above in the section entitled “Key Governance Policies—Related Person Transactions” in Fiscal 2010 or (iv) is an executive officer of another entity, at which one of our executive officers serves on the compensation committee or the board of directors. None of our executive officers serves as a member of the board of directors or on the compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or our Compensation Committee.

COMPENSATION AND OTHER INFORMATION CONCERNING EXECUTIVE OFFICERS

Current Executive Officers

The following is a list of our executive officers (other than Mr. Whitehurst, our President and CEO, whose biography appears above in the section entitled “Item No. 1—Election of Directors—Members of the Board Continuing to Serve”), their ages as of June 16, 2010 and certain information about their backgrounds.

Paul J. Cormier, 53, has served as President, Products and Technologies since April 2008 and as Executive Vice President since May 2001. From March 1999 to May 2001, Mr. Cormier served as Senior Vice President, Research and Development at BindView Development Corporation, a network management software company. From June 1998 to March 1999, Mr. Cormier served as Chief Technology Officer for Netect Internet Software Company, a network security vendor. From January 1996 to June 1998, Mr. Cormier first served as Director of Engineering, Internet Security and Collaboration Products and then as Senior Director of Software Product Development, Internet Security Products, for AltaVista Internet Software, a web portal and internet services company.

Michael R. Cunningham, 49, joined the Company as Senior Vice President and General Counsel in June 2004 and has served as Executive Vice President and General Counsel since May 2007. From October 2002 to February 2003 (following the acquisition by IBM of the management consulting business of PricewaterhouseCoopers LLP), Mr. Cunningham served as an Associate General Counsel at IBM, with legal responsibilities for the Business Consulting Services division in the regions of Europe, the Middle East and Africa. From November 1994 until October 2002, Mr. Cunningham served in a number of legal capacities for PricewaterhouseCoopers LLP, including most recently as a Partner and Associate General Counsel, with various global legal responsibilities.

Charles E. Peters, Jr., 58, joined the Company as Executive Vice President and Chief Financial Officer in August 2004. Prior to joining the Company, Mr. Peters served as Senior Vice President and Chief Financial Officer of Burlington Industries, Inc., a manufacturer of fabrics and textiles for apparel and interior furnishings, from November 1995 until November 2003 and as a consultant to Burlington Industries, Inc. while employed by BTI Distribution Trust from November 2003 until joining the Company. Burlington Industries, Inc. filed for bankruptcy in November 2001.

Alex Pinchev, 60, has served as President, Global Sales, Services, Field Marketing since April 2008 and as Executive Vice President since April 2003. From June 2002 until December 2002, Mr. Pinchev served as Executive Vice President of MRO Software, Inc., a provider of asset and service management solutions. Prior to that, Mr. Pinchev was the Chairman, CEO and President of MainControl, Inc., a technology infrastructure management software provider, from July 1996 until MainControl, Inc. was acquired by MRO Software, Inc. in June 2002. Mr. Pinchev is Mr. Szulik’s first cousin by marriage.

Compensation Discussion and Analysis

Overview

We believe our growth and success is attributable in part to a highly talented and motivated executive team. Our executive compensation program is intended to incent our management team to meet and exceed short- and long-term corporate goals that enhance longer-term stockholder value and to enable the Company to attract and retain top-quality executive talent. To meet these objectives, we strive to provide pay for performance by setting corporate and individual performance goals and conditioning a significant proportion of our executives’ compensation on the achievement of those goals.

Our executive compensation program is designed to focus our executives on the Company’s critical goals that we believe translate into longer-term stockholder value. As a result, a significant proportion of executive compensation is variable, based on corporate and individual performance. In setting performance goals and measuring performance against these goals, we use a performance management process and evaluate our pay practices relative to those at companies we consider to be our peers. Our executive compensation program is structured to provide target total cash and equity compensation opportunities approximately at the median of our industry peers to allow us to compete for top talent without providing excessive compensation. At the same time, the program has the flexibility to reward superior performance by providing for total realized compensation substantially above the median for exceptional results and to provide compensation below the median if the goals are not met.

Despite continued challenging economic conditions experienced globally, management delivered solid operating results. Total revenue for the fiscal year was $748.2 million, an increase of 15% over Fiscal 2009, operating income was $100.3 million, an increase of 22% over Fiscal 2009 and operating cash flow was $255.2 million, an increase of 8% over Fiscal 2009. The closing price of our common stock on February 26, 2010, the last trading day prior to our fiscal year end on February 28, 2010, was $28.05, an increase of approximately 105% over $13.69, the closing price of our common stock on February 27, 2009. The Compensation Committee approved final cash and equity payouts for our CEO, CFO and other three most highly compensated executive officers who were serving as of February 28, 2010 (collectively, our “Named Officers”) based primarily on these results.

As of the end of Fiscal 2010, our Named Officers were:

•	James M. Whitehurst, President and Chief Executive Officer

•	Paul J. Cormier, Executive Vice President and President, Products & Technology

•	Charles E. Peters, Jr., Executive Vice President and Chief Financial Officer

•	Alex Pinchev, Executive Vice President and President, Global Sales, Services & Field Marketing

•	Michael R. Cunningham, Executive Vice President and General Counsel

These Named Officers are the focus of the Compensation Discussion and Analysis.

Role of the Compensation Committee

The Compensation Committee of the Board oversees and approves all compensation and benefit arrangements for the Named Officers. Throughout each year, the Compensation Committee monitors developments and trends in executive compensation to enhance its ability to oversee the design, and better evaluate the effectiveness, of our executive compensation program. In addition, the Compensation Committee considers a variety of other factors to determine compensation amounts, including recommendations by the CEO and the Compensation Committee’s independent compensation consultant.

Since 2005, the Compensation Committee has retained Frederic W. Cook & Co., Inc., an independent compensation consulting firm (the “Consultant”), to advise on matters relating to executive and board compensation. A representative from the Consultant attends various Compensation Committee meetings at the request of the Compensation Committee and communicates with members of the Compensation Committee outside of scheduled meetings. The Consultant is charged with providing the Compensation Committee with annual studies and other analyses regarding competitive pay practices for key employees, proactively advising on trends and developments, conducting special projects at the Compensation Committee’s request and providing recommendations on the design of, and amounts awarded under, our executive compensation program. In Fiscal 2010, the Consultant provided services at the direction and under the supervision of the Compensation Committee consistent with the scope of the committee’s responsibilities. The Consultant provided executive compensation related data used in preparing the Form 10-K and Proxy. Except for its retention by and advice for the Compensation Committee, the Consultant is not otherwise retained by and does not otherwise advise the Company on compensation matters.

Role of Management

Management performs an important role in providing the Compensation Committee with information and day-to-day support required by the Compensation Committee in fulfilling its responsibilities. Management also supports the Consultant by providing background information to complete studies and projects requested by the Compensation Committee. From time to time, members of management may also work in conjunction with the Consultant at the request of the Compensation Committee and are invited to attend Compensation Committee meetings. Management did not retain a separate consultant for matters which impacted compensation for our Named Officers.

The CEO provides the Compensation Committee with compensation recommendations with respect to his direct reports, including our Named Officers. This includes a review of individual performance and other criteria used to support specific recommendations for each element of compensation.

Process Used to Determine Annual Compensation

Each year, the Compensation Committee reviews an annual study on competitive compensation levels for each Named Officer prepared by the Consultant based on a survey of industry peer companies (the “Compensation Peer Group”). The Compensation Peer Group is selected by the Compensation Committee, after considering the recommendation of the Consultant. In recommending the members of the Compensation Peer Group, the Consultant identifies companies with similar Global Industrial Classification System industry codes and then uses other criteria for further selection, including net revenues, number of employees and market capitalization, in an effort to provide members of the group with similarity in terms of stage of development and size. The Compensation Committee reviews composition of the Compensation Peer Group annually with the Consultant.

The following table lists selected financial data (in millions) and other relevant information as of February 28, 2010 derived from public sources for each of the Compensation Peer Group companies used for determining Fiscal 2010 compensation:

	Most Recent Four Quarters as of February 28, 2010
Company(1)	Revenues	Operating Income	Employees	Market Cap
Akamai Technologies	$860	$224	1,750	$4,505
Autodesk	$1,714	$135	6,800	$6,405
BMC Software	$1,899	$523	5,800	$6,731
Cadence Design Systems	$853	($92)	4,400	$1,532
Citrix Systems	$1,614	$211	4,816	$7,906
Compuware	$916	$170	5,006	$1,703
Jack Henry & Assoc.	$765	$172	3,808	$1,908
McAfee	$1,927	$235	6,100	$6,282
Micros Systems	$867	$149	4,757	$2,393
Novell	$850	$99	3,600	$1,637
Progress Software	$502	$68	1,821	$1,156
Real Networks	$562	($53)	1,845	$620
Sybase	$1,171	$291	3,819	$3,619
Tibco Software	$644	$96	2,097	$1,538
VeriSign	$1,031	$334	2,328	$4,568
VMware	$2,024	$221	7,100	$19,942

75th percentile	$1,639	$227	5,205	$6,313
Median	$891	$171	4,110	$3,006
25th percentile	$829	$98	2,270	$1,612

Red Hat	$748	$100	3,200	$5,293

(1)	For Fiscal 2010, the Compensation Committee added VMware and Progress Software to the Compensation Peer Group in an effort to maintain an appropriate sample size and deleted Wind River Systems following its acquisition by Intel in July 2009.

In addition to considering information from the Consultant’s annual study of competitive pay practices, the Compensation Committee takes into account input from management, tally sheets prepared by the Consultant reflecting (i) cash payments, (ii) equity compensation grant values and (iii) potential severance payments and such other information as it deems necessary and appropriate in determining the appropriate level and mix of base salary, annual bonus target and equity compensation elements for each Named Officer. There is no formal or informal policy for allocating compensation between short-term and long-term or cash and non-cash elements. The CEO recommends a compensation level for each Named Officer (other than himself) based on individual performance and relative ability to impact the Company’s future success. The Compensation Committee then reviews the CEO’s recommendation and makes a final determination regarding the compensation level of the Named Officers. The Compensation Committee believes this process is both orderly and fair and preserves the CEO’s ability to have an impact on compensation for his direct reports. For the CEO, the Compensation Committee sets the base salary, annual bonus target and equity compensation elements based on the same set of information discussed above and the terms of the CEO’s employment agreement with the Company. For a description of Mr. Whitehurst’s employment agreement, see the section below entitled “Employment and Indemnification Arrangements with Named Officers.”

Generally the Compensation Committee reviews total compensation for Named Officers during the Company’s first fiscal quarter both to determine payouts for the previous fiscal year and to set compensation and performance targets for the current fiscal year.

Components of Compensation

During Fiscal 2010, our executive compensation program included the following principal components:

Compensation Element	% of Total Compensation (Based on Target)	Objective	Performance Metrics	Performance Period	Payout
Base Salary	12.5%	To secure and retain services of key executive talent	—	—	Targeted at median of Compensation Peer Group

Performance-based cash compensation (EVC Plan)	12.5%	To encourage and reward individual and corporate performance that enhances longer-term stockholder value	75% based on achievement of corporate financial objectives and 25% based on achievement of individual performance	Annual	Targeted at median of Compensation Peer Group Capped at 200% of target

Performance-based equity compensation (PSUs)	50%	To encourage and reward corporate performance that enhances longer-term stockholder value and align executives’ interests with those of stockholders	Corporate financial performance relative to Compensation Peer Group Stock price performance relative to Compensation Peer Group	Three years	Targeted at median of Compensation Peer Group Capped at 200% of target

Service-based equity compensation (RSAs)	25%	To retain executive officers and align their interests with those of stockholders	—	—	Targeted at median of Compensation Peer Group

Executive officers are also entitled to receive the employee benefits offered to all of the Company’s full-time employees and participate in the severance and change in control arrangements as are further described below in the section entitled “Potential Payments Upon Termination or Change in Control”.

To better align our executive compensation program with longer-term stockholder value, our Named Officers were also subject to ownership requirements under the Company’s Stock Ownership Policy as is further described below in the subsection entitled “Stock Ownership Requirements.”

The Compensation Committee believes that the various components of our executive compensation program and the performance metrics used to assess executive performance effectively provide incentives to our executive officers to achieve short- and long-term corporate goals that enhance longer-term stockholder value, without encouraging excessive risk taking.

Base Salary. Base salaries provide for minimum levels of compensation regardless of performance, as well as serve as the basis for annual bonus opportunities, certain employee benefits and potential severance benefits.

The Compensation Committee believes that it is necessary to set base salaries at levels that allow the Company to secure and retain the services of key executive talent.

Named Officers	Fiscal 2010 Base Salary	Fiscal 2011 Base Salary
James M. Whitehurst	$700,000	$750,000
Paul J. Cormier	$425,000	$450,000
Charles E. Peters, Jr.	$425,000	$450,000
Alex Pinchev	$425,000	$450,000
Michael R. Cunningham	$375,000	$400,000

Historically, the Compensation Committee has approved steadily increasing base salaries to reflect changes in the competitive market, the Company’s improved operating results and, for certain executives, increased scope of responsibilities. For Fiscal 2010, the Compensation Committee chose to maintain base salaries at Fiscal 2009 levels due to challenging global economic conditions. The Compensation Committee generally sets base salaries at approximately the median of the Compensation Peer Group, except for the CEO’s base salary, which is generally set between the 25th percentile and the median. In May 2010, the Compensation Committee approved the first salary increases in over two years for the Named Officers, effective as of July 1, 2010. The Compensation Committee felt the salary increase was appropriate to reward achievement in Fiscal 2010, reflect increases in the scope of the Named Officers’ responsibilities as the Company’s business has grown in size and complexity over time and allow the Company to attract and retain the caliber of executive talent needed to continue to grow our business.

Annual Cash Bonus

Overview.    The Company’s Named Officers are eligible to earn an annual cash bonus under the Company’s EVC Plan. Annual cash bonuses are calculated based on the Company’s achievement of financial goals and on the Named Officer’s achievement of individual performance goals. In Fiscal 2010, 75% of each Named Officer’s cash bonus was based on achievement of the Company’s performance goals and 25% was based on achievement of individual goals. All Company performance goals were set and communicated at the beginning of the fiscal year and individual performance goals were set and communicated during the first part of the fiscal year. The Compensation Committee believes that a cash bonus based on an assessment of individual performance against pre-determined measures within the context of the Company’s overall performance is consistent with the compensation program’s objective of enhancing longer-term stockholder value. Additionally, the Compensation Committee believes that it is appropriate to provide each Named Officer with an opportunity to be partially rewarded based on individual performance. Achievement of the targeted performance levels is intended to be challenging, but achievable with a reasonable degree of effort on the part of each executive, and it is the Compensation Committee’s expectation that, in normal circumstances, the Company and each executive would achieve targeted performance levels with this effort. Since the fiscal year ending February 28, 2007 (when the EVC Plan first included an individual performance component), our Named Officers (with the exception of one individual who is no longer with the Company) have received payouts at target once and in excess of target three times.

Each Named Officer is assigned a target cash bonus amount. Bonus target amounts were determined based on job responsibilities and Compensation Peer Group data. The total target cash compensation for the Named Officers is positioned approximately at the median of the Compensation Peer Group. After the end of the fiscal year, each Named Officer receives a percentage of his target cash bonus determined by comparing the actual performance levels to the targeted performance levels. In Fiscal 2010 the maximum possible annual cash bonus attainable based on Company performance was 150% of the executive’s target annual cash bonus amount and based on individual performance was 50% of the executive’s target annual cash bonus amount. Accordingly, if both Company and individual performance were determined to be achieved at the highest possible levels, then the maximum possible cash bonus payment for a Named Officer would have been 200% of the target annual cash bonus amount.

For Fiscal 2010, each Named Officer received payouts in excess of target, as set forth in the table below. Final payouts were based on achievement of the Company financial performance goals and achievement of the individual performance goals, as described in more detail below.

	Fiscal 2010		Fiscal 2011 Target
Named Officers	Target	Actual
James M. Whitehurst	$700,000	$1,113,000	$750,000
Paul J. Cormier	$318,750	$503,625	$360,000
Charles E. Peters, Jr.	$318,750	$506,812	$360,000
Alex Pinchev	$318,750	$510,000	$360,000
Michael R. Cunningham	$281,250	$452,109	$320,000

Bonus Amount Based on Company Performance.    Each year the Compensation Committee establishes performance metrics and targeted performance levels for the Company for purposes of the EVC Plan. For Fiscal 2010, the selected metrics were (i) total revenue, (ii) cash flow from operations plus excess tax benefits from share-based payment arrangements and (iii) operating margin, excluding the impact of expense related to share-based payment arrangements and the amortization of intangible assets. The cash flow from operations and operating margin financial performance objectives are considered non-GAAP financial measures, but are included because management uses them to assess business performance and the deviations from GAAP serve to remove the effect of non-cash expenses related to share-based compensation. The Compensation Committee selected these performance metrics because these are metrics which management uses to assess our performance throughout the fiscal year and which the Compensation Committee and the Consultant believe create longer-term stockholder value. The total revenue metric reflects management’s effectiveness at selling our products and services and is a critical measurement of growth for our business. Non-GAAP cash flow from operations reflects management’s effectiveness in generating cash and providing the capital resources necessary for the business to grow. Non-GAAP operating margin demonstrates how efficiently management runs the business and controls costs, while removing the effect of non-cash expenses related to share-based compensation. The range of performance levels for each metric is determined following a review of both internal projections and external expectations. The EVC Plan grants the Compensation Committee the authority to adjust our financial results for a number of discretionary items that may have impacted our financial results during the performance period, but were not contemplated at the time the Company performance goals were set, including among others, volatility in foreign exchange and interest rates, unanticipated acquisitions, litigation settlements and substantial changes in general macro-economic conditions.

For Fiscal 2010 the final payout for each Named Officer was based on aggregate achievement of the Company financial performance goals at an average level of 168% of target, as set forth in the table below.

	Target Range	Actual Results, as Adjusted	Achievement (%)
Revenues	$695M – $750M	$748.2M	190%
Operating Cash Flow	$250M – $295M	$299.8M	200%
Operating Margin	22.1% – 24.8%	23.7%	115%

Average			168%

In Fiscal 2010, actual GAAP results were adjusted for operating cash flow by adding excess tax benefits from share-based payment arrangements and for operating margin by excluding the impact of expense related to share-based payment arrangements and the amortization of intangible assets. In addition, these non-GAAP results were further adjusted to eliminate the impact of an $8.8 million expense recorded in the third quarter of Fiscal 2010 related to our portion of a proposed settlement of the class action lawsuit brought on behalf of a class of shareholders in connection with the restatement of financial results announced in July 2004. For more information on the proposed settlement see “Item 3. Legal Proceedings” in the Company’s Annual Report on Form 10-K for Fiscal 2010. The Compensation Committee felt that it was appropriate to make the adjustment for the proposed settlement because this expense was non-recurring in nature and not contemplated at the time that the Compensation Committee established the EVC Plan targets.

Bonus Amount Based on Individual Performance.    Each year, the Compensation Committee, in consultation with the CEO, establishes individual performance goals for each Named Officer (other than the CEO). The Compensation Committee establishes individual performance goals for the CEO. For Fiscal 2010, all individual goals were set forth in writing and discussed with each Named Officer during the first part of the fiscal year. The maximum possible annual cash bonus attainable based on individual performance goals was 50% of the target annual cash bonus amount.

For Fiscal 2010, the Compensation Committee established a set of common goals for the management team. Achievement of common goals accounted for approximately 30% of each executive’s individual performance goal achievement. The common goals for executives related to:

•	improving employee understanding of, and engagement with, the Company’s corporate strategy,

•	promoting a culture of collaboration, trust, transparency and respect within the Company,

•	supporting our corporate ethics program and

•	meeting budget commitments.

The Compensation Committee also established additional individual goals for each of our executives. Achievement of these goals accounted for 70% of each executive’s individual performance payout. Goals for individual executives related to:

Mr. Cormier:

•	promoting our long-term technology plan,
•	improving mainstream adoption of our enterprise products,
•	supporting our JBoss engineering business and
•	managing our platform business.

Mr. Cunningham:

•	assessing customer engagement,
•	working with the open source community,
•	managing the Company’s patent portfolio,
•	institutionalizing our corporate citizenship initiatives and
•	enhancing our broad-based equity compensation program.

Mr. Peters:

•	improving our information systems,
•	developing tools to measure performance on certain strategic goals,
•	managing customer renewals,
•	communicating with investors and major stockholders and
•	advising the management team on financial matters.

Mr. Pinchev:

•	assessing customer engagement,
•	managing customer renewals,

•	managing our channels of distribution,
•	supporting our demand generation and field marketing capabilities and
•	enhancing our sales culture.

Mr. Whitehurst:

•	assessing customer engagement,
•	developing tools to measure performance on certain strategic goals,
•	working with the open source community,
•	managing customer renewals,
•	managing our channels of distribution,
•	promoting our long-term technology plan,
•	improving mainstream adoption of our enterprise products,
•	enhancing Red Hat’s employer brand,
•	improving our management information systems and
•	enhancing our open source leadership.

Each Named Officer provided the CEO with an assessment of his achievement with respect to his common goals and individual performance goals. The CEO reviewed each self-assessment and used his judgment to evaluate the achievement level of each Named Officer’s common and individual performance goals, the relative importance of each performance goal to the Company’s success and the effort required to achieve such goal. The CEO then discussed his assessment of the performance of the other Named Officers with, and presented his recommendation to, the Compensation Committee. Based on the CEO’s assessments of his own performance and the performance of the other Named Officers and its own deliberations, the Compensation Committee made a subjective determination that each of the Named Officers had either met or exceeded his individual performance goals and management as a group had met or exceeded the common performance goals in Fiscal 2010.

Equity Compensation

Overview.    All of the Named Officers are eligible to receive annual equity compensation awards under the Company’s 2004 Long-Term Incentive Plan. The Company’s equity compensation program is designed to reward long-term performance and to retain the recipients through the term of the awards. The Compensation Committee believes that properly structured equity grants are a meaningful way to align the long-term interests of the Named Officers with those of stockholders and correlate the expected contributions of the Named Officers to the Company’s future success. The Compensation Committee believes that equity compensation grants should constitute a significant portion of overall compensation paid to each Named Officer.

In Fiscal 2010, equity compensation grants at target represented approximately 75% of the total target compensation amount for each of the Named Officers. The Compensation Committee approved a mixture of the following to each Named Executive Officer:

Award Type	Percentage of Total Target Equity Award
Operating Performance Share Units	33.3%
Stock Price Performance Share Units	33.3%
Restricted Stock Awards	33.3%

In determining the mixture of performance share units (“PSUs”) and RSAs awarded in Fiscal 2010, the Compensation Committee considered an equity compensation portfolio that would (i) promote retention of Named Officers, (ii) reward Named Officers for attainment of long-term Company goals, (iii) encourage senior management to out-perform our peers and (iv) be broadly reflective of practices among the Compensation Peer Group and current industry practices and trends.

PSUs.    Under our Operating Performance PSUs, shares are earned on the basis of our financial performance relative to members of the Compensation Peer Group over a three-year performance period. For Operating Performance PSUs awarded during Fiscal 2010, the selected metrics were (i) revenue growth and (ii) operating income growth, excluding the impact of unusual or non-recurring items and the cumulative effect of changes in applicable tax and accounting rules to the extent any such item is separately disclosed on the applicable income statement. The Compensation Committee selected these performance metrics because these are metrics which management uses to assess our performance and which the Compensation Committee and the Consultant believe create longer-term stockholder value.

Generally, the Named Officers are granted an award for a target number of Operating Performance PSUs, and depending on the Company’s financial performance relative to members of the Compensation Peer Group, the executive may earn up to 200% of the target number of PSUs (the “Maximum”) over a performance period with three separate performance segments corresponding to three fiscal years of the Company. Up to 25% of the Maximum may be earned in respect of the first performance segment; up to 50% of the Maximum may be earned in respect of the second performance segment, less the amount earned in the first performance segment; and up to 100% of the Maximum may be earned in respect of the third performance segment, less the amount earned in the first and second performance segments.

The Share Price Performance PSUs are earned on the basis of our stock price performance relative to the stock price performance of members of the Compensation Peer Group over a three-year performance period. Stock price performance is measured by the change in the average price of common stock measured over a 90-day period at each of the beginning and end of the performance period, as compared to the Compensation Peer Group. The Named Officers receive a single payout, if any, at the end of the performance period.

The following table provides the payout percentages for both forms of PSU that are associated with average relative performance by percentile rank:

	Percentile Rank Relative to Compensation Peer Group	Payout % of Target
Maximum	75% or higher	200%
	70%	175%
	65%	150%
	60%	125%
	55%	110%
Target	50%	100%
	45%	90%
	40%	75%
	35%	50%
Threshold	30%	25%

The Compensation Committee believes that the combination of both forms of PSUs provide significant incentives for senior management to focus on specific growth metrics required to create longer-term stockholder value and effectively align management and stockholder interests. Since the awards are denominated and distributed in shares of common stock, a strong linkage to stockholder return is maintained.

In Fiscal 2010, the Named Officers received payouts under the Operating Performance PSUs granted in each of Fiscal 2008, Fiscal 2009 and Fiscal 2010, all of which paid out in excess of target based on the Company’s financial performance for the applicable performance periods relative to members of the Compensation Peer Group.

RSAs.    These shares vest over a period of four years, with 25% vesting one year from the date of the grant and the remainder vesting ratably on a quarterly basis over the course of the subsequent three years, provided that the recipient maintains a business relationship with the Company. The Compensation Committee believes that RSAs help to align the interests of management with those of stockholders by rewarding stock price performance without encouraging excessive risk-taking and are an important component of compensation used to attract and retain the Company’s executives. The target RSA award amount was set after considering amounts that would promote retention of such officers, reward such officers for long-term stock value preservation and performance and be competitive with Compensation Peer Group practices and industry trends.

For Fiscal 2011, the Compensation Committee modified the terms of the RSAs granted to the Named Officers to include a performance component intended to maximize deductibility of the RSAs under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Named Officers receive shares subject to achievement of a specified dollar amount of total revenues for Fiscal 2011. If this target is not achieved, then all shares of restricted stock subject to the award will be forfeited. If this target is achieved, then 25% of the restricted stock will vest and the remaining shares will vest ratably on a quarterly basis over the course of the subsequent three years, provided that the recipient maintains a business relationship with the Company. All other terms of the RSA are the same as the terms applicable to service-based RSAs granted in previous years.

Timing of Equity Awards.    Under the 2004 Long-Term Incentive Plan, awards (both recurring and new hire or retention awards) to employees are approved by the Compensation Committee before or on the date of grant. It is the Company’s general practice to make recurring grants (other than grants of PSUs) during the Company’s open trading window after a quarterly earnings announcement. PSUs and performance RSAs are generally granted within the first 90 days of the commencement of the applicable performance period or within the first 25% of the performance period (whichever is earlier) in an effort to maximize the deductibility under Section 162(m) of the Code of the related share-based compensation expense. Beginning in October 2007, awards to new employees, including Named Officers, are typically made on the 16th day of the month (or if not a business day, the first business day thereafter) in the month following the Company’s quarterly earnings announcement. Other than as described above, the Company has no program, plan or practice to coordinate its award grants with the release of material non-public information.

Grant Values.    To determine the appropriate level of annual grants for each Named Officer, the Compensation Committee first establishes an overall Company-wide stock pool. Individual grant guideline ranges are then developed based on the median grants of the Compensation Peer Group and recommendations from the Consultant. The CEO then recommends a grant amount for each Named Officer (other than the CEO) based on performance and relative ability to impact the Company’s future success. The Compensation Committee then reviews the CEO’s recommendations and makes a final determination regarding the grant level for each Named Officer, including the CEO. Grants during Fiscal 2010 for each Named Officer were targeted to be approximately at the median of the Compensation Peer Group.

Additional details about equity compensation grants to Named Officers for Fiscal 2010 are described in the Grants of Plan-Based Awards Table below.

Stock Ownership Requirements

The Compensation Committee supports stock ownership as an effective means of helping to align management motivations with the longer-term interests of stockholders. In April 2006, the Compensation Committee approved a Stock Ownership Policy for executive management and non-employee directors requiring them to obtain the following number of shares either by April 2009 or within three years of their hire date:

Position	Ownership Level
Chief Executive Officer	50,000 shares
Executive Vice President	25,000 shares
Senior Vice President	12,500 shares
Vice President	5,000 shares

For purposes of achieving the required ownership levels, shares owned outright, DSUs and 60% of unvested restricted shares are counted. Outstanding stock option and PSU awards are disregarded. As of the end of Fiscal 2010, all of the Named Officers met the Stock Ownership Policy requirements.

In November 2009, the Stock Ownership Policy was revised for executive management (and non-employee directors) effective March 1, 2010, as described below, in order to increase the ownership levels for our executives. We believe the Stock Ownership Policy strengthens the alignment between the interests of our stockholders and management. The new ownership levels were derived from multiples of salary. Under the revised Stock Ownership Policy, the following ownership levels apply:

Position	Ownership Level
Chief Executive Officer	140,000 shares
Executive Vice President	33,000 shares
Senior Vice President	18,000 shares

If at any time an executive officer or a non-employee director does not hold a number of shares that equals or exceeds the applicable level, he or she is required to hold 50% of the shares (net of any shares withheld to satisfy tax obligations or pay the exercise price of stock options) realized from any equity awarded after the effective date of the revised Stock Ownership Policy, until ownership equals or exceeds the applicable level. For purposes of calculating ownership under the revised Stock Ownership Policy, shares owned outright, fully vested DSUs and 30% of unvested RSAs and DSUs are counted. Outstanding stock option and PSU awards are disregarded.

Company policies prohibit employees from engaging in any of the following transactions with respect to securities of the Company: (i) selling short, (ii) buying or selling options (puts and calls), or other derivative securities or engaging in hedging or monetization transaction (such as collars and forward sales contracts) or (iii) purchasing Company stock on margin or pledging Company stock to a margin account.

Employee Benefits and Perquisites

The Company offers health and welfare benefits to full-time employees on a geographic basis. Each full-time employee working in a given geographic region generally receives the same health and welfare benefits that are offered to the other full-time employees in that region. In Fiscal 2010, none of the current Named Officers received any special benefits or perquisites in excess of $10,000 that were not generally available to United States-based full-time employees.

Tax Deductibility of the Named Officers’ Compensation

The Internal Revenue Service, pursuant to Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid to the CEO and to each other officer (other than the CFO) whose compensation is required to be reported pursuant to the Exchange Act by reason of being among the three most highly paid executive officers.

While the Company currently seeks to preserve deductibility of compensation paid to the Named Officers under Section 162(m), from time to time, it may provide compensation arrangements that are not deductible under Section 162(m) in order to recruit and retain outstanding executives.

On August 17, 2006, stockholders approved the 2006 Performance Compensation Plan (the “Performance Compensation Plan”) which was designed to enable us to maximize the tax deductibility of compensation expense in respect of named executive officers under Section 162(m) by providing incentive awards that are intended to qualify as performance-based compensation. The EVC Plan, the PSUs and, beginning in Fiscal 2011, the RSAs include performance components intended to permit deductibility of related compensation expense under Section 162(m). Except upon a change in control of the Company, payouts may be made under each form of executive compensation only upon achievement of the applicable performance condition. The Compensation Committee generally sets the performance condition within the first 90 days of the commencement of the applicable performance period or within the first 25% of the performance period (whichever is earlier) in an effort to maximize the deductibility under Section 162(m) of the related share-based compensation expense. The Company believes that the Performance Compensation Plan helps to preserve tax deductibility under Section 162(m). However, full preservation may not be possible.

Severance and Change in Control Arrangements

Each of our Named Officers is eligible to receive compensation in certain circumstances following the termination of his employment. Although a substantial portion of compensation for Red Hat’s executives is performance-based and contingent on the achievement of Company and individual performance goals, the Compensation Committee has determined that severance and change in control benefits are appropriate in order to (i) attract and retain executive talent, (ii) avoid the distraction and costs associated with potentially protracted separation negotiations or disputes and (iii) help ensure in the event of an actual or threatened change in control of the Company that personal concerns are less likely to impede a transaction that may be in the best interests of our stockholders. See the section below entitled “Potential Payments Upon Termination or Change in Control” for a detailed description of amounts payable under our severance and change in control arrangements.

Severance Benefits.    Each of our Named Officers, other than Mr. Whitehurst, is eligible to participate in our Senior Management Severance Plan (the “Severance Plan”). Under the Severance Plan, benefits are payable only upon a termination by the Company without “Cause” or a termination by the Named Officer with “Good Reason.” The Compensation Committee finds it equitable to offer severance benefits based on a standard formula derived from annual compensation elements because severance often serves as a bridge when employment is involuntarily or constructively terminated without cause and should therefore not be affected by other longer-term accumulations.

The Compensation Committee considered it important to obtain and expand certain protections for the Company in consideration for the provision of severance benefits under the Severance Plan. These benefits are conditioned upon the execution of a release in favor of the Company and an agreement containing covenants relating to non-solicitation of customers and employees, non-competition and non-disparagement.

Mr. Whitehurst does not participate in the Severance Plan. Instead, under the terms of his employment agreement he is entitled to receive certain payments if his employment is terminated by the Company without “Cause” or he resigns for “Good Reason”, subject to his execution of a release in favor of the Company and compliance with the covenants in his employment agreement relating to non-solicitation of customers and employees, non-competition and non-disparagement.

Change in Control Arrangements.    The Company’s change in control arrangements incorporate a “double trigger” concept before the benefits become payable. In other words, benefits are payable only upon a termination by the Company without “Good Cause” or a termination by the Named Officer with “Good Reason” that occurs during a period following a “Change in Control.” The Named Officers are our most senior executives and play an integral role in our success. These change in control arrangements are designed to retain these executives and help ensure that personal concerns are less likely to impede a transaction that may be in the best interests of our stockholders, while preventing these executives from receiving a windfall solely because a change in control has occurred. Accordingly, the Compensation Committee believes that the change in control arrangements serve the best interests of stockholders because they help to minimize the distraction of management during a potential change in control at a cost that the Compensation Committee believes is both appropriate and reasonable.

Clawback Policy for Executive Officers

In May 2009, the Board adopted a clawback policy for our Named Officers. The clawback policy generally requires any participant in our EVC Plan who engages in an act of embezzlement, fraud, willful misconduct or breach of fiduciary duty that results in a material restatement of financial statements included in any of our filings with the SEC to repay us (i) any portion of incentive compensation distributed during the twelve-month period following the filing with the SEC of any financial statements that are subsequently restated that is greater than the amount that would have been paid if calculated based on the restated financial results and (ii) the net proceeds from gains on any sale or disposition of our common stock distributed pursuant to incentive compensation arrangements during such twelve-month period. Our clawback policy went into effect on June 1, 2009 and applies to incentive compensation that is both approved by the Compensation Committee and awarded on or after that date. The Board adopted the policy as an additional deterrent to inappropriate behavior that could adversely affect the Company.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for Fiscal 2010 and this Proxy Statement.

Respectfully submitted,

THE COMPENSATION COMMITTEE

Narendra K. Gupta (Chair)

Micheline Chau

Jeffrey J. Clarke

Marye Anne Fox

H. Hugh Shelton

Summary Compensation Table

The following table sets forth the compensation paid to our Named Officers in Fiscal 2010, Fiscal 2009 and Fiscal 2008.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
James M. Whitehurst	2010	700,000	7,156,647		1,113,000	5,289	8,974,936
President and Chief Executive Officer	2009	700,000	5,271,000		595,000	310,439	6,876,439
	2008	116,667	3,491,250	3,664,400	137,518	11	7,409,846

Charles E. Peters, Jr.	2010	425,000	3,578,326		506,812	7,389	4,517,527
Executive Vice President and Chief Financial Officer	2009	425,000	1,506,000		270,938	7,325	2,209,263
	2008	375,000	1,819,125		324,149	6,419	2,524,693

Paul J. Cormier	2010	425,000	2,147,000		503,625	39	3,075,664
Executive Vice President and	2009	425,000	1,506,000		270,938	39	2,201,977
President, Products and Technology	2008	360,417	4,606,875		324,149	63	5,291,504

Alex Pinchev	2010	425,000	2,147,000		510,000	7,389	3,089,389
Executive Vice President and President, Global Sales, Services & Field Marketing	2009	425,000	1,506,000		270,938	7,189	2,209,127
	2008	375,000	1,653,750		324,149	6,813	2,359,712

Michael R. Cunningham	2010	375,000	2,147,000		452,109	7,389	2,981,498
Executive Vice President and General Counsel	2009	375,000	1,506,000		239,063	7,189	2,127,252
	2008	310,417	1,378,125		265,213	7,001	1,960,756

(1)	Amounts in this column represent the aggregate grant date fair value of RSA and PSU awards granted to Named Officers in each fiscal year listed as determined in accordance with FASB ASC Topic 718.
(2)	The amount in this column reflects the aggregate grant date fair value of the stock option determined in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in “NOTE 2— Summary of Significant Accounting Policies” in the Company’s Annual Report on Form 10-K for Fiscal 2010.
(3)	Amounts in this column represent amounts earned under the EVC Plan based on fiscal year performance. For additional information regarding the awards see the section above entitled “Compensation Discussion and Analysis—Components of Compensation—Annual Cash Bonus.”
(4)	Amounts in this column include Company-paid 401(k) matching contributions and Company-paid premiums for life insurance and accidental death and disability benefits in each fiscal year that are generally available to all employees. The amount in this column related to Mr. Whitehurst’s Fiscal 2009 compensation also includes a relocation payment in the amount of $300,000 paid pursuant to Mr. Whitehurst’s Executive Employment Agreement, which is described below.

Employment and Indemnification Arrangements with Named Officers

Each of our Named Officers has entered into employment or related agreements with us that are described in more detail below.

Chief Executive Officer

Mr. Whitehurst and the Company entered into an Executive Employment Agreement, dated as of December 19, 2007 (“Executive Employment Agreement”) pursuant to which Mr. Whitehurst received a base salary of $700,000 in Fiscal 2010. Additionally, he is eligible to receive an annual incentive bonus in an amount up to 200% of his base salary in effect at the beginning of each fiscal year, as determined in the sole discretion of the Compensation Committee.

Also pursuant to his Executive Employment Agreement, Mr. Whitehurst was granted an RSA of 175,000 shares and an option to purchase 500,000 shares of common stock under the 2004 Long-Term Incentive Plan. The option has a per share exercise price equal to the closing price of our common stock on the date of grant, vests in equal amounts on an annual basis over a four-year period following the date of grant, and, with limited exceptions, contains the same terms and conditions as our standard form of non-qualified stock option agreement adopted for use at that time under the 2004 Long-Term Incentive Plan. The RSA granted to Mr. Whitehurst vests in equal amounts on an annual basis over a four-year period following the date of grant and, with limited exceptions, contains the same terms and conditions as our standard form of RSA agreement adopted for use at that time under the 2004 Long-Term Incentive Plan. Under the Executive Employment Agreement, the Compensation Committee will also consider the grant of additional equity awards to Mr. Whitehurst no less frequently than annually.

The provisions of Mr. Whitehurst’s Executive Employment Agreement governing severance payments are further discussed below in the section entitled “Potential Payments Upon Termination or Change in Control—Severance Payments—Chief Executive Officer.”

Other Named Officers

Each of our Named Officers (other than Mr. Whitehurst) entered into an offer letter with us at the time his employment with the Company began. The Company has no continuing obligations under the offer letters.

Indemnification

Each of our Named Officers has entered into an indemnification agreement with the Company. In general, the indemnification agreements provide that the Company will, to the fullest extent permitted by law, and subject to certain limitations and exceptions, indemnify the Named Officer against expenses, judgments, fines, penalties and amounts paid in settlement that may be incurred in connection with the defense or settlement of threatened, pending or completed proceedings to which the Named Officer becomes subject in connection with his service as an officer of the Company or in connection with other services performed by him at the request of the Company (such as service as a director or officer of a subsidiary of the Company). The indemnification agreements also provide for indemnification rights regarding both third-party claims and proceedings brought by or in the right of the Company. In addition, the indemnification agreements provide for the advancement of expenses incurred by the Named Officer under certain circumstances. The indemnification agreements are not exclusive of any other rights to indemnification or advancement of expenses to which the Named Officer may be entitled, including any rights arising under the Company’s Amended and Restated Certificate of Incorporation, as amended, or our by-laws, a separate agreement with the Company or applicable law.

Grants of Plan-Based Awards in Fiscal 2010

The following table sets forth information regarding all incentive plan awards granted to our Named Officers during Fiscal 2010.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock Awards ($) (4)
			Threshold ($)	Target ($)	Maximum($)	Threshold (#)	Target (#)	Maximum(#)
James M. Whitehurst	10/16/09	8/13/09							66,666	1,908,648
	6/23/09	6/23/09				—	66,667	133,334		2,617,346
	5/26/09	5/13/09				—	66,667	133,334		2,630,680
		5/13/09	175,000	700,000	1,400,000

Charles E. Peters, Jr.	10/16/09	8/13/09							33,334	954,352
	6/23/09	6/23/09				—	33,333	66,666		1,308,654
	5/26/09	5/13/09				—	33,333	66,666		1,315,320
		5/13/09	79,688	318,750	637,500

Paul J. Cormier	10/16/09	8/13/09							20,000	572,600
	6/23/09	6/23/09				—	20,000	40,000		785,200
	5/26/09	5/13/09				—	20,000	40,000		789,200
		5/13/09	79,688	318,750	637,500

Alex Pinchev	10/16/09	8/13/09							20,000	572,600
	6/23/09	6/23/09				—	20,000	40,000		785,200
	5/26/09	5/13/09				—	20,000	40,000		789,200
		5/13/09	79,688	318,750	637,500

Michael R. Cunningham	10/16/09	8/13/09							20,000	572,600
	6/23/09	6/23/09				—	20,000	40,000		785,200
	5/26/09	5/13/09				—	20,000	40,000		789,200
		5/13/09	70,313	281,250	562,500

(1)	These columns show the potential value of the payout for each Named Officer under the EVC Plan as if the threshold, target or maximum goals had been satisfied for the performance measures established for Fiscal 2010 by the Compensation Committee. Actual bonus payments to Named Officers under the EVC Plan for Fiscal 2010 performance are shown in the Summary Compensation Table above in the column titled “Non-Equity Incentive Plan Compensation.”
(2)	These columns show the number of shares underlying PSUs granted in Fiscal 2010 that may be earned by each Named Officer if the threshold, target or maximum goals are satisfied. The grant date fair value of PSUs to named officers granted in Fiscal 2010, assuming a maximum payout at 200% of target, is included in the Grants of Plan-Based Awards Table above in the column titled “Grant Date Fair Value of Stock Awards.”
(3)	Amounts in this column reflect RSAs granted to Named Officers in Fiscal 2010 under the 2004 Long-Term Incentive Plan. The RSAs for Named Officers other than Mr. Whitehurst vest over a four-year period, 25% vesting after one year and the remainder quarterly thereafter over an additional three years. The RSAs granted to Mr. Whitehurst upon commencement of his employment vest at a rate of 25% per year. Subsequent grants to Mr. Whitehurst vest over a four-year period, 25% vesting after one year and the remainder quarterly thereafter over an additional three years. For further discussion see the section above entitled “Compensation Discussion and Analysis—Components of Compensation—Equity Compensation.” The grant date fair value of RSAs granted to Named Officers in Fiscal 2010 is included in the Grants of Plan-Based Awards Table above in the column titled “Grant Date Fair Value of Stock Awards.”
(4)	This column reflects the aggregate grant date fair value of the equity awards granted to the Named Officer in Fiscal 2010 based on the closing price of our common stock on the date of grant. The values shown in this column are calculated assuming a maximum payout at 200% of target for PSUs as set forth in footnote (2) above. For a more detailed description of PSUs, see the section above entitled “Compensation Discussion Analysis—Components of Compensation—Equity Compensation.”

Outstanding Equity Awards at End of Fiscal 2010

The following table sets forth information on the current holdings of stock option and stock awards by our Named Officers as of February 28, 2010.

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Grant Date	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
James M. Whitehurst	250,000	01/09/2008	250,000	19.95	01/09/2013
						214,323	6,011,760
								419,793	11,775,194

Charles E. Peters, Jr.	4,687	10/16/2006	14,063	19.84	10/16/2011
	32,624	08/31/2004	—	12.26	08/31/2014
	207,376	08/31/2004	—	12.26	08/31/2014
						68,079	1,909,616
								205,957	5,777,094

Paul J. Cormier	60,937	10/16/2006	14,063	19.84	10/16/2011
	6,250	07/22/2003	—	6.76	07/22/2013
						55,510	1,557,056
								218,125	6,118,406

Alex Pinchev	4,687	10/16/2006	14,063	19.84	10/16/2011
						53,596	1,503,368
								150,000	4,207,500

Michael R. Cunningham	3,125	10/16/2006	9,375	19.84	10/16/11
	18,132	06/15/2004	—	22.06	06/15/14
	106,868	06/15/2004	—	22.06	06/15/14
						50,042	1,403,678
								145,625	4,084,781

(1)	Amounts in this column reflect options granted to Named Officers and outstanding as of February 28, 2010. With the exception of Mr. Whitehurst’s options, all options listed above vest and are exercisable over a four-year period, 25% on the first anniversary of the date of grant and quarterly thereafter. Mr. Whitehurst’s options vest over a four-year period, 25% on each anniversary of the date of grant.
(2)	Amounts in this column reflect RSAs granted to Named Officers and outstanding as of February 28, 2010. All RSAs listed above, except for RSAs granted to Mr. Whitehurst in connection with the commencement of his employment, vest over a four-year period, 25% on the first anniversary date and quarterly thereafter. The initial RSA granted to Mr. Whitehurst vests over a four-year period, 25% on each anniversary of the date of grant. Information presented aggregates all historical grants of RSAs.
(3)	The market value of the shares was calculated by multiplying the number of shares of common stock by $28.05, the closing price of our common stock on February 26, 2010, the last trading day prior to our fiscal year end on February 28, 2010.
(4)	Amounts in this column reflect PSUs granted to Named Officers and outstanding as of February 28, 2010 and assume payout at the maximum of 200% of target as described in the table entitled “Grants of Plan-Based Awards in Fiscal 2010” above.

Option Exercises and Stock Vested in Fiscal 2010

The following table sets forth information on the number and value of stock options exercised and stock vested during Fiscal 2010 for our Named Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
James M. Whitehurst	—	—	92,968	2,478,033
Charles E. Peters, Jr.	211,250	3,133,309	47,466	1,019,436
Paul J. Cormier	265,000	3,722,256	84,905	1,688,616
Alex Pinchev	134,375	1,616,472	46,766	1,013,411
Michael R. Cunningham	93,700	1,110,959	40,741	875,990

(1)	The value realized on the exercise of stock options is based on the difference between the exercise price and the market price of our common stock at the time of exercise.
(2)	The value realized on vesting is based on the closing price of our common stock on the date of vesting.

Potential Payments Upon Termination or Change in Control

Each of our Named Officers is eligible to receive certain payments upon certain types of termination of employment. The details regarding these payments are contained in (i) the Senior Management Severance Plan (the “Severance Plan”), (ii) the Named Officer’s option award and restricted stock award agreements and/or (iii) the Senior Management Change in Control Severance Policy (the “Change in Control Policy”). In addition, Mr. Whitehurst’s Executive Employment Agreement includes provisions regarding payment upon certain types of termination of employment.

Severance Payments

Chief Executive Officer.    If the Company terminates Mr. Whitehurst’s employment without Cause (as defined in his Executive Employment Agreement) or if Mr. Whitehurst resigns for Good Reason (as defined in his Executive Employment Agreement), subject to the Company’s receiving a valid release of claims and Mr. Whitehurst’s compliance with noncompete, nonsolicitation and other covenants, Mr. Whitehurst will be entitled to receive (1) 150% of his then current annualized base salary, (2) a prorated portion of his current target bonus and (3) health care coverage paid by the Company for himself and his beneficiaries for a period of no longer than 18 months following his termination. In addition, any portion of a prior stock award that is outstanding but unvested and which would otherwise have vested during the subsequent 18 months, will immediately vest. Mr. Whitehurst’s right to exercise any outstanding stock options will end on the earlier of the first anniversary of his termination or the expiration of the option’s maximum term.

If the Company terminates Mr. Whitehurst’s employment for Cause or Mr. Whitehurst resigns without Good Reason, he will be entitled to payment of his base salary through the date his employment terminates and shall have no further right to receive any other compensation or benefits after such termination or resignation of employment, except as determined in accordance with the terms of the employee benefit plans or programs of the Company or as required by law.

Other Named Officers.    If the Company terminates a Named Officer’s (other than Mr. Whitehurst) employment without Good Cause (as defined in the Severance Plan) or if the Named Officer resigns for Good Reason (as defined in the Severance Plan), subject to the Company’s receipt of a valid release of claims and the Named Officer’s compliance with noncompete, nonsolicitation and other covenants, the Named Officer will be entitled to receive (1) 175% of his then current annualized base salary and (2) a lump sum payment equal to 100% of the premium for the continuation of health, dental and vision coverage for 12 months for himself and his eligible dependents. In addition, any equity awards with vesting that is not performance-based shall continue to vest and the Named Officer will be able to exercise the equity awards for 180 days following termination. For equity awards with vesting that is performance-based, the Named Officer will enjoy continued status as an employee, solely for purposes of the awards, for up to 180 days following termination.

If the Company terminates the Named Officer for Good Cause, or if he voluntarily resigns from the Company other than for Good Reason, the Named Officer shall have no further right to receive any compensation or benefits after the termination or resignation, other than compensation or benefits that are generally provided for all salaried employees upon resignation or termination under similar circumstances.

Change in Control Payments

Chief Executive Officer.    If (a) the Company terminates Mr. Whitehurst’s employment without Cause either within three months prior to or upon or within 24 months following a Change in Control (as such terms are defined in his Executive Employment Agreement) or (b) Mr. Whitehurst terminates his employment for Good Reason upon or within 24 months following the occurrence of a Change in Control (as such terms are defined in his Executive Employment Agreement), subject to the Company receiving a valid release of claims, he will be entitled to receive (1) 200% of his then current annualized base salary, (2) 200% of his then current target bonus, (3) a prorated portion of his then current target bonus, (4) health care coverage paid by the Company for himself and his beneficiaries for a period of no longer than 24 months following his termination and (5) term life insurance in the same amount of death benefit protection that he enjoyed under Company-provided life insurance coverage on the date of his termination of employment paid by the Company for a period of 24 months following his termination. In addition, any portion of a prior stock award previously granted to Mr. Whitehurst will immediately vest. In the event that compensation paid to Mr. Whitehurst by the Company is subject to tax imposed by Section 4999 of the Code, the Company will reimburse Mr. Whitehurst for the amount of any excise tax paid under Section 4999 and increase the amount paid to cover any additional taxes imposed in connection with the reimbursement.

Other Named Officers.    Each Named Officer who was employed by the Company on February 28, 2010 (other than Mr. Whitehurst) is a party to stock option, RSA and PSU agreements that provide for accelerated vesting under certain circumstances after a Change in Control (as defined in the agreements) of the Company. Upon a Change in Control of the Company, the Named Officer’s (i) Operating Performance PSUs will automatically be considered earned and convert into shares of restricted stock as if the Named Officer met the target performance level and (ii) Share Price Performance PSUs will be considered earned and either convert into shares of restricted stock or be paid out using the per share equivalent of the cash consideration and securities paid or payable to the Company or its stockholders in connection with the Change in Control. Thereafter, if the Named Officer’s restricted stock or stock option grants are assumed or converted in connection with the Change in Control, and if the Named Officer’s relationship with the Company or its successor is terminated within one year after the Change in Control without Good Cause (as defined in the agreements) by the Company or its successor or with Good Reason (as defined in the agreements) by the Named Officer, then unvested restricted stock and stock option grants would vest. If the Named Officer’s restricted stock is not assumed or converted in connection with a Change in Control, then the restricted stock would be treated as vested immediately prior to the Change in Control. If the Named Officer’s stock option grants are not assumed or converted in connection with a Change in Control, then the Named Officer would receive a lump sum cash payment in an amount based in part on the fair market value of the shares underlying the stock option grant on the day preceding the Change in Control.

Pursuant to the Change in Control Policy, each Named Officer who was employed by the Company on February 28, 2010 (other than Mr. Whitehurst) will be eligible for lump sum cash payments if the Named Officer’s employment is terminated under certain circumstances after a Change in Control (as defined in the Change in Control Policy) of the Company. These payments will be in lieu of, and not in addition to, any other severance payments to which a Named Officer may be entitled. Under the Change in Control Policy, if, within one year after the Change in Control, the Company or its successor terminates the Named Officer without Good Cause (as defined in the Change in Control Policy) or the Named Officer terminates his employment with Good Reason (as defined in the Change in Control Policy), then the Named Officer will be eligible to receive:

•

a lump sum payment equal to two times the sum of the Named Officer’s then-current annual base salary plus an amount equal to the average of the annual bonuses earned by the Named Officer during the two previous fiscal years;

•

continuation of the Named Officer’s and his eligible dependents’ coverage under the Company’s welfare benefit plans as in effect on the date of termination until the earlier of two years following the date of termination or the date the Named Officer or his eligible dependents become eligible for comparable benefits from another employer; provided, however, the Named Officer must continue to contribute the employee share of premiums as from time to time applicable to employees of the Company generally, in order to continue such coverage; and

•

a pro-rata incentive bonus, if any, to which he would have been entitled in accordance with the Company’s annual bonus plan calculated through the Named Officer’s termination, but based on the targets achieved prior to the Named Officer’s date of termination.

In the event that compensation paid to the Named Officer by the Company is subject to tax imposed by Section 4999 of the Code, the Company will reimburse the Named Officer for the amount of any excise tax paid under Section 4999 and increase the amount paid to cover any additional taxes imposed in connection with the reimbursement.

Potential Payments Upon Termination or Change in Control Table

The following table sets forth information on the potential payments to Named Officers upon termination or change of control of the Company, assuming the termination or change of control took place on February 26, 2010, the last business day of Fiscal 2010.

		Accelerated Vesting of 2004 Long- Term Incentive Plan Awards
Name	Cash Severance Payment ($)	Stock Options $ (1)	Restricted Stock $ (2)		PSUs $ (3)	Welfare Benefits ($) (4)	Excise Gross Up Payment ($)	Total ($)
James M. Whitehurst
• Change in Control With Termination Without Cause or With Good Reason	2,800,000	2,025,000	6,011,732		4,675,023	33,934	3,745,929	19,291,618
• Termination Without Cause or With Good Reason	1,050,000	1,012,500	2,965,698		1,149,713	22,500	—	6,200,411

Paul J. Cormier
• Change in Control With Termination Without Cause or With Good Reason	1,445,087	115,453	1,556,915		1,402,500	19,500	—	4,539,455
• Termination Without Cause or With Good Reason	743,750	76,969	287,064	(5)	344,903	15,000	—	1,467,686

Charles E. Peters, Jr.
• Change in Control With Termination Without Cause or With Good Reason	1,445,087	115,453	1,909,420		2,337,477	19,500	—	5,826,937
• Termination Without Cause or With Good Reason	743,750	76,969	280,949	(5)	574,857	15,000	—	1,691,525

Alex Pinchev
• Change in Control With Termination Without Cause or With Good Reason	1,445,087	115,453	1,503,171		1,402,500	19,500	—	4,485,711
• Termination Without Cause or With Good Reason	743,750	76,969	271,748	(5)	344,903	15,000	—	1,452,370

Michael R. Cunningham
• Change in Control With Termination Without Cause or With Good Reason	1,254,276	76,969	1,403,482		1,402,500	19,500	—	4,156,727
• Termination Without Cause or With Good Reason	656,250	51,313	225,690	(5)	344,903	15,000	—	1,293,156

(1)	Amounts in this column describe the value of stock options that would vest upon the triggering event described in the leftmost column. The value of stock options is based on the difference between the exercise price of the options and the $28.05 closing price per share of our common stock on February 26, 2010, the last full trading day prior to our fiscal year end on February 28, 2010.
(2)	Amounts in this column describe the value of RSAs that would vest upon the triggering event described in the leftmost column, based on the $28.05 closing price per share of our common stock on February 26, 2010, the last full trading day prior to our fiscal year end on February 28, 2010.
(3)	Amounts in this column describe the value of all forms of PSUs outstanding that would vest upon the triggering event described in the leftmost column, based on the $28.05 closing price per share of our common stock on February 26, 2010, the last full trading day prior to our fiscal year end on February 28, 2010.
(4)	Amounts in this column describe the estimated cost of providing welfare benefits paid by the Company during the severance period (based on an assumed total cost of welfare benefits of $15,000 per year).
(5)	Upon termination, executive’s equity awards continue to vest until the earlier of (i) the 180th day after the executive termination date or (ii) the expiration of the award. For purposes of amounts shown in this table, the value of shares that would have vested during that period has been calculated as if the shares vested on the date of termination.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of February 28, 2010.

	(a)		(b)		(c)
Plan Category (1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	15,587,923	(2)	13.03	(3)	7,879,637	(4)
Equity compensation plans not approved by security holders	—		—		—
Total	15,587,923	(2)	13.03	(3)	7,879,637	(4)

(1)	This table excludes an aggregate of 94,301 shares of common stock with a weighted-average exercise price of $4.75 per share that are issuable upon exercise of options issued under compensation plans of the following entities: Akopia, Inc., JBoss, Inc., Sistina Software, Inc. and Wirespeed Communications Corporation (collectively, the “Acquired Companies”). The Company assumed these options in connection with the acquisition of the Acquired Companies. No additional shares of common stock remain available for future issuance under the Acquired Companies’ compensation plans. The table also excludes 600,679 shares of common stock underlying outstanding RSAs which are subject to forfeiture and would become available for future issuance if service conditions are not satisfied.
(2)	This number includes awards of stock options, restricted stock units (“RSUs”), DSUs and PSUs broken out as follows: (i) 9,130,008 shares of common stock underlying outstanding stock options and (ii) 6,457,915 shares of common stock underlying outstanding DSUs, RSUs and PSUs. For purposes of this table, shares underlying PSUs are calculated assuming payout at the maximum of 200% of the target as described in the “Grants of Plan-Based Awards in Fiscal 2010” table above, even though the actual payout amount may be less than the maximum. For a discussion of PSUs see the section above entitled “Compensation Discussion and Analysis—Components of Compensation—Equity Compensation.” Such outstanding awards were issued under stockholder-approved plans as follows: (i) 10,466,168 shares of common stock issuable under the 2004 Long Term Incentive Plan and (ii) 5,121,755 shares of common stock issuable under the Company’s 1999 Stock Option and Incentive Plan (no additional shares of common stock remain available for future issuance under this plan).
(3)	The weighted average exercise price in Column (b) excludes a total of 7,058,594 full value awards (RSAs, DSUs, PSUs and RSUs) with no exercise price but with a weighted average fair market value of $21.05.
(4)	Consists of 7,879,637 shares of common stock remaining available for future issuance under the 2004 Long-Term Incentive Plan (excluding shares reflected in Column (a)). Full-value awards issued under the 2004 Long-Term Incentive Plan on or after August 2008 reduce the number of securities remaining available under the plan on a one-for-one basis. Awards granted August 2006 through August 2008 reduce the number of securities remaining at a rate of 1.6 shares for each full value share awarded and awards granted August 2004 through August 2006 reduce the number of securities remaining at a rate of 1.25 shares for each full value share awarded. A total of 7,879,637 shares underlying full value awards have been issued and are reflected as outstanding in Column (a), however, these shares have been deducted from the plan at a rate of 1.6 shares or 1.25 shares for each full value share awarded during the periods identified above resulting in a total additional debit of 1,110,928 shares.

Compensation Program Risk Assessment

Consistent with new SEC disclosure requirements, in 2010 a team composed of senior members of our equity compensation team and human resources and legal departments inventoried and reviewed elements of our compensation policies and practices. This team then reviewed these policies and practices with Company management in an effort to assess whether any of our policies or practices create risks that are reasonably likely to have a material adverse effect on the Company. This assessment included a review of the primary design features of the Company’s compensation policies and practices, the process for determining executive and employee compensation and consideration of features of our compensation program that help to mitigate risk. Management reviewed and discussed the results of this assessment with the Compensation Committee, which consulted with the Compensation Consultant on executive compensation design matters. Based on this review, we believe that our compensation policies and practices, individually and in the aggregate, do not create risks that are reasonably likely to have a material adverse effect on the Company.

OTHER MATTERS

Stockholder Proposals

Stockholders may submit proposals for consideration at our 2011 Annual Meeting of Stockholders (“2011 Annual Meeting”).

To be considered for inclusion in next year’s proxy statement, your proposal must be submitted in accordance with the SEC’s Rule 14a-8 and must be received by our Corporate Secretary at our principal executive offices no later than March 1, 2011.

If you wish to submit a matter for consideration at our 2011 Annual Meeting that is not intended to be included in next year’s proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2011 Annual Meeting (including any stockholder proposal or director nomination), written notice consistent with our by-laws must be delivered to our Corporate Secretary no later than the close of business on April 14, 2011, nor earlier than March 15, 2011. However, if the date of our 2011 Annual Meeting is more than 30 days before or more than 60 days after the anniversary of the date of the 2010 Annual Meeting, a notice by the stockholder will be timely if it is received not earlier than the 90th day prior to the date of our 2011 Annual Meeting and not later than the close of business on the later of (i) the 60th day prior to the date of our 2011 Annual Meeting or (ii) the 10th day following the day on which public announcement of the date of our 2011 Annual Meeting is first made.

All matters submitted must comply with the applicable requirements or conditions established by the SEC and our by-laws. Proposals should be addressed to: Red Hat, Inc., 1801 Varsity Drive, Raleigh, North Carolina, 27606, Attn: Corporate Secretary.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file reports of ownership of, and transactions in, our securities with the SEC. Such directors, executive officers and 10% holders are then required to furnish us with copies of all Section 16(a) reports they file.

Based on a review of the reports furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during Fiscal 2010 all filings required to be made by reporting persons were timely made.

Appendix A

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the

2010 Annual Meeting of Stockholders.

INTERNET www.proxyvoting.com/rht Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

▼  FOLD AND DETACH HERE ▼

					Please mark your votes as indicated in this example		☒

THE BOARD RECOMMENDS A VOTE FOR ALL NOMINEES				THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 2

Proposal 1—To elect two members to the Board of Directors, each to serve for a three-year term as a Class II director:					FOR	AGAINST	ABSTAIN
NOMINEES:	FOR	AGAINST	ABSTAIN	Proposal 2—To ratify the selection of PricewaterhouseCoopers LLP as Red Hat’s independent registered public accounting firm for the fiscal year ending February 28, 2011.	☐	☐	☐
01 Jeffrey J. Clarke	☐	☐	☐

02 H. Hugh Shelton	☐	☐	☐

The named proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the 2010 Annual Meeting and any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF NOMINEES FOR DIRECTOR AND THE RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE, OR OTHERWISE PROVIDE YOUR PROXY BY TELEPHONE OR THE INTERNET.

Mark Here for Address Change or Comments SEE REVERSE	☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature	____________________________	Signature	____________________________	Date	________________

You can now access your Red Hat, Inc. account online.

Access your Red Hat, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Red Hat, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9 a.m. - 7 p.m.

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2010 ANNUAL MEETING TO BE HELD ON AUGUST 12, 2010: THE NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS, THE PROXY STATEMENT, THIS PROXY CARD AND THE ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT WWW.PROXYVOTING.COM/RHT

▼  FOLD AND DETACH HERE ▼

RED HAT, INC.

Annual Meeting of Stockholders to be held on August 12, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints DeLisa K. Alexander, R. Brandon Asbill and Mark E. Cook and each of them, with full power of substitution, as proxies to represent and vote all shares of stock of Red Hat, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on August 12, 2010, at 9:00 a.m. Eastern Time, at the Company’s Headquarters, 1801 Varsity Drive, Raleigh, North Carolina 27606, and at all adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated June 25, 2010, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

SEE REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250